Exhibit (a)(1)(A)

OFFERING CIRCULAR

Ford Motor Company

Ford Motor Company Capital Trust II

Offer to Pay a Premium for Conversion
of 6.50% Cumulative Convertible Trust Preferred Securities
(liquidation preference $50.00 per preferred security)
of
Ford Motor Company Capital Trust II
(CUSIP No. 345395 20 6)
into
Shares of Common Stock
of
Ford Motor Company
(CUSIP No. 345370 86 0)

This Offer will expire at 5:00 p.m., New York City time, on July 31, 2007, unless extended or earlier terminated. Holders of Trust Preferred Securities must surrender such securities for conversion on or prior to the expiration of the conversion offer to receive the premium.

This offer is being made to the holders of 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50 per preferred security) (the “Trust Preferred Securities”) of Ford Motor Company Capital Trust II (the “Trust”). Ford Motor Company, a Delaware corporation and the parent of the Trust (“Ford”), is offering to pay a premium to holders of any and all of the outstanding Trust Preferred Securities who elect to convert their Trust Preferred Securities to shares of Ford’s Common Stock, $.01 par value per share (“Ford Common Stock”), in accordance with the terms of the Trust Preferred Securities and upon the terms and subject to the conditions set forth in this offering circular, and in the accompanying letter of transmittal.

The premium offered in this conversion offer is an amount of shares of Ford Common Stock valued at $14.25 (the “Premium Shares”), as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered and accepted for conversion. Holders who validly tender Trust Preferred Securities for conversion pursuant to this offer will receive the premium in addition to the number of shares of Ford Common Stock issuable upon conversion pursuant to the conversion terms of the Trust Preferred Securities.

The conversion ratio applicable to the Trust Preferred Securities is 2.8249 shares of Ford Common Stock for each Trust Preferred Security validly converted. Ford is not required to issue fractional shares of Ford Common Stock upon conversion of Trust Preferred Securities, nor will Ford issue fractional Premium Shares in payment of the premium offered hereby. Instead, Ford will pay a cash adjustment based upon the market price of Ford Common Stock on the last business day before the Expiration Date (as defined below).

As of June 29, 2007, 99,998,500 Trust Preferred Securities were issued and outstanding and 1,827,941,855 shares of Ford Common Stock were issued and outstanding. Ford Common Stock is listed on the New York Stock Exchange under the symbol “F,” and the Trust Preferred Securities are listed on the New York Stock Exchange under the symbol “F PrS.” On June 29, 2007, the last reported sale prices of Ford Common Stock and Trust Preferred Securities on the New York Stock Exchange were $9.42 per share and $38.50 per Trust Preferred Security, respectively.

This offer will expire at 5:00 p.m., New York City time, on July 31, 2007, or at such other time if this date is extended or the offer is earlier terminated by Ford (the “Expiration Date”). On the Expiration Date, Computershare Shareholder Services, Inc., as conversion agent (the “Conversion Agent”), will tender to Ford an aggregate principal amount of Ford’s 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 (the “Debentures”) equal to the aggregate Liquidation Amount (as defined below) of Trust Preferred Securities tendered for conversion in the offer whereupon Ford will deliver to the Conversion Agent for delivery to tendering holders of the Trust Preferred Securities (i) the number of shares of Ford Common Stock into which the Trust Preferred Securities tendered are convertible in satisfaction of the shares of Ford Common Stock the tendering holders are entitled to receive upon conversion of their Trust Preferred Securities plus (ii) the aggregate number of shares of Ford Common Stock constituting the Premium Shares deliverable to tendering holders pursuant to the terms of the offer. The term “Liquidation Amount” means an amount with respect to the assets of the Trust equal to $50 per Trust Preferred Security. The tendered Trust Preferred Securities, together with a corresponding principal amount of Debentures, will be retired and cancelled.

The settlement date in respect of any Trust Preferred Securities that are validly tendered for conversion is expected to occur promptly (anticipated to be August 3, 2007) following the Expiration Date. Holders surrendering Trust Preferred Securities for conversion after 5:00 p.m., New York City time, on the Expiration Date will not be eligible to receive the Premium Shares.

This offer is being made on the terms and subject to the conditions set forth in this offering circular and in the accompanying letter of transmittal (the “Letter of Transmittal”). The outstanding Trust Preferred Securities are represented by a global certificate registered in the name of The Depository Trust Company (“DTC”). As a result, all holders of Trust Preferred Securities electing to tender pursuant to this offer must do so pursuant to DTC’s book entry procedures.

If you do not tender your Trust Preferred Securities for conversion into Ford Common Stock prior to the Expiration Date, you will continue to hold your Trust Preferred Securities. Holders that convert their Trust Preferred Securities into Ford Common Stock after the Expiration Date will not receive the Premium Shares upon the conversion of their Trust Preferred Securities.

Conversion of Trust Preferred Securities and an investment in Ford Common Stock involves risks. See “Risk Factors” beginning on page 20 for a discussion of factors that you should consider with respect to this conversion offer.

You must make your own decision whether to surrender any Trust Preferred Securities pursuant to this conversion offer. None of Ford, Ford’s Board of Directors, or the Trust makes any recommendation as to whether holders should surrender Trust Preferred Securities for conversion pursuant to this conversion offer.

Neither this transaction nor the securities to be issued upon conversion of Trust Preferred Securities have been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this offering circular. Any representation to the contrary is a criminal offense.

The Conversion Agent for this offer is Computershare Shareholder Services, Inc. and the Information Agent is Georgeson Inc.

The date of this offering circular is July 13, 2007.

You should rely only on the information contained or incorporated by reference in this offering circular. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are making the conversion offer only in jurisdictions where the conversion offer is permitted. You should assume that the information appearing in this offering circular and the documents incorporated by reference in this offering circular is accurate only as of the dates of the offering circular or of those documents.

i

SUMMARY

This summary highlights certain significant aspects of Ford’s business contained elsewhere or incorporated by reference in this offering circular. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the conversion offer. You should carefully read this entire offering circular and the documents incorporated into it by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision. Except as otherwise specified, the words “Ford,” the “Company,” “we,” “our,” “ours” and “us” refer to Ford Motor Company and its subsidiaries and the word “Trust” refers to Ford Motor Company Capital Trust II. In this offering circular, we refer to the Trust’s 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) as “Trust Preferred Securities” and Ford’s Common Stock, $.01 par value per share, as “Ford Common Stock” or “Common Stock.”

Ford Motor Company

Ford was incorporated in Delaware in 1919. Ford acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. Ford is one of the world’s largest producers of cars and trucks combined. Ford and it subsidiaries also engage in other businesses, including financing vehicles. Ford’s headquarters are located at One American Road, Dearborn, Michigan 48126, and Ford’s telephone number is (313) 322-3000.

Ford reviews and presents its business results in two sectors: Automotive and Financial Services. Within these sectors, Ford’s business is divided into reportable segments based upon the organizational structure that they use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Ford’s Automotive and Financial Services businesses by sector are described generally in the table below:

Business Sector	Reportable Segments	Description

Automotive	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico).
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe, Turkey and Russia.
	Premier Automotive Group	Primarily includes the sale of Premier Automotive Group (“PAG”) brand vehicles (i.e., Volvo, Jaguar, and Land Rover) and related service parts throughout the world (including North and South America, Asia Pacific and Africa).
	Ford Asia Pacific and Africa/Mazda	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa, and also includes our share of the results of Mazda Motor Corporation (of which we own approximately 33.4%) and certain of our Mazda-related investments.
Financial Services	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing, and insurance.

Ford Motor Company Capital Trust II

Ford Motor Company Capital Trust II is a statutory business trust created on November 30, 2001 under the Delaware Business Trust Act, as amended, pursuant to a declaration of trust among Ford, as sponsor, The Bank of New York (Delaware) (f/k/a Chase Manhattan Bank USA, National Association), as Delaware trustee, The Bank of New York (f/k/a JPMorgan Chase Bank) as property trustee, and two employees of Ford, as administrative trustees. The declaration of trust was amended and restated in its entirety as of January 30, 2002 (the date of issuance of the Trust Preferred Securities) (the “Declaration of Trust”).

The Trust was established solely for the following purposes;

•	To issue the Trust Preferred Securities, which represent undivided beneficial ownership interests in the Trust’s assets;

•	To issue common securities to Ford in a total liquidation amount equal to at least 3% of the Trust’s total capital;

•	To invest the proceeds of the issuance and sale of the Trust Preferred Securities and the common securities in the Debentures issued by Ford; and

•	To engage in other activities that are directly related to the activities described above, such as registering the transfer of the Trust Preferred Securities.

The Bank of New York acts as the property trustee for the Trust and holds legal title to the Debentures purchased by the Trust from Ford for the benefit of the holders of the Trust Preferred Securities and the common securities of the Trust; and has the power to exercise all of the rights, powers and privileges under the Indenture pursuant to which the Debentures were issued (the “Indenture”) as the holder of the Debentures.

Because the Trust was established only for the purposes listed above, the Debentures are the Trust’s sole assets. Payments on the Debentures are the Trust’s sole source of income.

The Trust’s address is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126, and the Trust’s telephone number is (313) 322-3000.

Capitalization of Ford

The following table sets forth Ford’s capitalization as of March 31, 2007 on an actual basis and on an as adjusted basis to give effect to the conversion of all of the outstanding Trust Preferred Securities into Ford Common Stock. You should read the information set forth in the table below in conjunction with “Summary — Summary Historical Consolidated Financial Data,” “Summary — Pro Forma Summary Historical Consolidated Financial Data,” “Selected Consolidated Financial Data ,” and Ford’s audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering circular.

	March 31, 2007
		As Adjusted for
	Actual	this Offering(1)(2)
	(dollar amounts in millions)

Automotive Sector
Debt payable within one year	$1,536	$1,536
Long-term debt	28,370	23,215

Total Automotive Sector	29,906	24,751
Financial Services Sector
Debt	137,273	137,273

Total debt	167,179	162,024
Total stockholders’ equity	(3,710)	1,290

Total capitalization	$163,469	$163,314

(1)	Assumes that 100% of the outstanding Trust Preferred Securities are tendered for conversion pursuant to the offer. As of June 29, 2007, there were 99,998,500 Trust Preferred Securities issued and outstanding and 1,827,941,855 shares of Ford Common Stock issued and outstanding. If all of the outstanding Trust Preferred Securities are validly tendered and accepted for conversion in accordance with this offer, there would be an aggregate of approximately 2,266,857,089 shares of Ford Common Stock outstanding, assuming for purposes of this table that the conversion offer expired on June 29, 2007 to determine the number of Premium Shares to be issued pursuant to this offer.

(2)	If fewer than all of the outstanding Trust Preferred Securities are validly tendered and accepted for conversion in accordance with this offer, the Common Securities of the Trust, along with the corresponding principal amount of the Debentures (i.e., $154,693,176), would remain outstanding.

Summary Historical Consolidated
Financial Data

The following table sets forth a summary of certain of Ford’s historical consolidated financial data for the dates and periods indicated and are derived from and should be read in conjunction with Ford’s audited consolidated financial statements and related notes, Ford’s unaudited interim consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for those dates and periods incorporated by reference into this offering circular. To be consistent with the unaudited interim information presented below, the information set forth below for each of the three years ended December 31 has been revised from that reported in Ford’s Annual Report on Form 10-K for the year ended December 31, 2006 to reflect our wholly-owned North American subsidiary, Automobile Protection Corporation (“APCO”), as a discontinued operation. Ford’s results for any of these periods are not necessarily indicative of the results to be expected for the year ended December 31, 2007 or for any other future period.

	Three Months Ended and
	at March 31		Year Ended and at December 31,
	2007	2006	2006	2005	2004
	(In millions, except per share amounts)

SUMMARY OF OPERATIONS
Total Company
Sales and revenues	$43,019	$40,789	$160,065	$176,835	$172,255
Income/(loss) before income taxes	$(44)	$(2,348)	$(15,074)	$1,054	$4,087
Provision/(credit) for income taxes	182	(982)	(2,655)	(855)	634
Minority interests in net income of subsidiaries	58	59	210	280	282

Income/(loss) from continuing operations	(284)	(1,425)	(12,629)	1,629	3,171
Income/(loss) from discontinued operations	2	2	16	62	(133)
Cumulative effects of change in accounting principle	—	—	—	(251)	—

Net income/(loss)	$(282)	$(1,423)	$(12,613)	$1,440	$3,038

Automotive Sector
Sales	$38,630	$36,961	$143,249	$153,413	$147,058
Operating income/(loss)	(159)	(2,670)	(17,944)	(4,211)	(221)
Income/(loss) before income taxes	(338)	(2,723)	(17,040)	(3,899)	(200)

Financial Services Sector
Revenues	$4,389	$3,828	$16,816	$23,422	$25,197
Income/(loss) before income taxes	294	375	1,966	4,953	4,287
Total Company Data Per Share of Common and Class B Stock
Basic:
Income/(loss) from continuing operations	$(0.15)	$(0.76)	$(6.73)	$0.88	$1.74
Income/(loss) from discontinued operations	—	—	0.01	0.04	(0.08)
Cumulative effects of change in accounting principle	—	—	—	(0.14)	—

Net income/(loss)	$(0.15)	$(0.76)	$(6.72)	$0.78	$1.66

	Three Months Ended and
	at March 31		Year Ended and at December 31,
	2007	2006	2006	2005	2004
	(In millions, except per share amounts)

Diluted:
Income/(loss) from continuing operations	$(0.15)	$(0.76)	$(6.73)	$0.86	$1.59
Income/(loss) from discontinued/held-for-sale operations	—	—	0.01	0.03	(0.07)
Cumulative effects of change in accounting principle	—	—	—	(0.12)	—

Net income/(loss)	$(0.15)	$(0.76)	$(6.72)	$0.77	$1.52

Cash dividends	$—	$0.10	$0.25	$0.40	$0.40
Common stock price range (NYSE Composite)
High	$8.97	$8.96	$9.48	$14.75	$17.34
Low	7.43	7.39	6.06	7.57	12.61
Average number of shares of Common and Class B Stock outstanding (in millions)	1,894	1,865	1,879	1,846	1,830
SECTOR BALANCE SHEET DATA
Assets
Automotive Sector	$120,520	$116,553	$122,634	$113,825	$113,251
Financial Services Sector	161,841	159,019	169,050	162,194	189,188
Intersector elimination	(870)	(324)	(1,467)	(83)	(2,753)

Total assets	$281,491	$275,248	$290,217	$275,936	$299,686

Long-term Debt
Automotive Sector	$28,370	$16,510	$28,514	$16,900	$17,250
Financial Services Sector	110,662	99,242	115,859	103,080	112,080

Total long-term debt	$139,032	$115,752	$144,373	$119,980	$129,330

Stockholders’ Equity	$(3,710)	$12,278	$(3,465)	$13,442	$17,437

The book value per share of Ford Common Stock as of March 31, 2007 (calculated as total stockholders’ equity divided by the average number of shares of Ford Common Stock and Class B Stock outstanding) was a negative $1.96 per share.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” was as follows for each of the periods indicated:

Three Months Ended March 31		Years Ended December 31
2007	2006	2006	2005	2004

1.0	*	*	1.1	1.4

*	Earnings for the first quarter 2006 and full-year 2006 were inadequate to cover fixed charges and preferred stock dividends by $2.4 billion and $15.3 billion, respectively.

For purposes of the ratio, “earnings” means the sum of:

•	pre-tax income from continuing operations,

•	any income received from less-than-fifty-percent-owned companies only where included in fixed charges, and

•	fixed charges, excluding capitalized interest and preferred stock dividend requirements of consolidated subsidiaries and trusts.

“Fixed charges and preferred stock dividends” means the sum of:

•	interest paid on borrowed funds,

•	preferred stock dividend requirements of consolidated subsidiaries and trusts,

•	amortization for debt discount, premium, and issuance expense,

•	one-third of all rental expenses (the proportion deemed representative of the interest factor), and

•	preferred stock dividend requirements of Ford, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on Ford’s effective income tax rates.

Pro Forma Summary Historical Consolidated
Financial Data

The following table sets forth a pro forma summary of certain of Ford’s historical consolidated financial data for the dates and periods indicated showing the effects of the conversion offer, assuming that 100% of the outstanding Trust Preferred Securities had been converted pursuant to the conversion offer on January 1, 2006 (for operating data) and on March 31, 2007 (for balance sheet data). The effects primarily include reduced interest expense of about $82 million and $328 million on a pre-tax basis and about $53 million and $213 million on an after-tax basis for the first quarter 2007 and full-year 2006, respectively, and a reduction in Automotive long-term debt of $5,155 million. Per share amounts were calculated assuming an increase in the number of shares of outstanding Ford Common Stock of about 439 million shares (including Premium Shares), which is the number of shares of Ford Common Stock that would be issued assuming that 100% of the outstanding Trust Preferred Securities are converted pursuant to the conversion offer and that the conversion offer expired on June 29, 2007.

The pro forma summary of operating data excludes the impact of a one-time debt conversion expense Ford will record upon conversion of Trust Preferred Securities pursuant to the conversion offer. Assuming 100% of the Trust Preferred Securities are converted, the pre-tax amount of this expense is estimated to be $1.47 billion based on the closing trading price of Ford Common Stock on June 29, 2007.

	Three Months
	Ended and at	Year Ended
	March 31, 2007	December 31, 2006
	(In millions, except per share amounts)

SUMMARY OF OPERATIONS

Total Company

Sales and revenues	$43,019	$160,065

Income/(loss) before income taxes	$38	$(14,746)

Provision/(credit) for income taxes	211	(2,540)

Minority interests in net income of subsidiaries	58	210

Income/(loss) from continuing operations	(231)	(12,416)

Automotive Sector

Sales	$38,630	$143,249

Operating income/(loss)	(159)	(17,944)

Income/(loss) before income taxes	(256)	(16,712)

Financial Services Sector

Revenues	$4,389	$16,816

Income/(loss) before income taxes	294	1,966

Total Company Data Per Share of Common and Class B Stock Basic:

Income/(loss) from continuing operations	$(0.10)	$(5.36)

Diluted:

Income/(loss) from continuing operations	$(0.10)	$(5.36)

Cash dividends	$—	$0.25

Common stock price range (NYSE Composite) High	$8.97	$9.48

Low	7.43	6.06

Average number of shares of Common and Class B Stock outstanding (in millions)	2,333	2,318

SECTOR BALANCE SHEET DATA

Assets

Automotive Sector	$120,520

Financial Services Sector	161,841

Intersector elimination	(870)

Total assets	$281,491

Long-term Debt

Automotive Sector	$23,215

Financial Services Sector	110,662

Total long-term debt	$133,877

Stockholders’ Equity	$1,290

Book Value Per Share	$0.55

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.0	*

*	Pro forma earnings for 2006 would have been inadequate to cover fixed charges and preferred stock dividends by $15.0 billion.

Recent Developments

As previously stated, Ford has been assessing a number of strategic options for all of its operations and brands. One specific outcome of the review process has been the sale of Aston Martin. The review is continuing and Ford is now actively investigating its options in terms of other possible actions. This includes Ford working with its financial advisors to determine the best future for its Jaguar and Land Rover operations.

The Conversion Offer

The material terms of the conversion offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this offering circular entitled “The Conversion Offer,” “Comparison of Rights of Holders of Trust Preferred Securities and Holders of Ford Common Stock,” and “Description of Ford Capital Stock.”

Offeror	Ford Motor Company

Securities Subject to the Conversion Offer	99,998,500 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50 per preferred security) of Ford Motor Company Capital Trust II, representing all of the outstanding Trust Preferred Securities.

The Conversion Offer	Ford is offering to pay a premium to holders of any and all of the outstanding Trust Preferred Securities who elect to convert their Trust Preferred Securities in accordance with the terms of the Trust Preferred Securities and upon the terms and subject to the conditions set forth in this offering circular, and the accompanying letter of transmittal. The premium offered in this conversion offer is an amount of shares of Ford Common Stock valued at $14.25 (the “Premium Shares”), as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of the Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered and accepted for conversion. Holders who validly tender Trust Preferred Securities for conversion will receive the premium in addition to the number of shares of Ford Common Stock issuable upon conversion pursuant to the conversion terms of the Trust Preferred Securities. The conversion ratio for the Trust Preferred Securities is 2.8249 shares of Ford Common Stock for each Trust Preferred Security validly converted. See the section of this offering circular entitled “The Conversion Offer — Terms of the Conversion Offer.”

Fractional shares of Ford Common Stock will not be issued in the conversion offer, and cash will be paid in lieu of any fractional shares. See the section of this offering circular entitled “The Conversion Offer — Fractional Shares.”

On the Expiration Date, the Conversion Agent will tender to Ford an aggregate principal amount of Ford’s 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 held by the Trust (the “Debentures”) equal to the aggregate Liquidation Amount of Trust Preferred Securities tendered for conversion in the offer whereupon Ford will deliver to the Conversion Agent for delivery to tendering holders of the Trust Preferred Securities (i) the number of shares of Ford Common Stock into which the Trust Preferred Securities tendered are convertible in satisfaction of the shares of Ford Common Stock the tendering holders are entitled to receive upon conversion of their Trust Preferred Securities plus (ii) the aggregate number of shares of Ford Common Stock constituting the Premium Shares deliverable to tendering holders pursuant to the terms of the offer. The term “Liquidation Amount” means an amount with respect to the assets of the Trust equal to $50 per Trust Preferred Security. The tendered Trust Preferred Securities and Debentures will be retired and cancelled upon conversion. See the section of this offering circular entitled “The Conversion Offer — Terms of the Conversion Offer.”

Any Trust Preferred Securities not converted in the conversion offer will remain outstanding. Holders that convert their Trust Preferred Securities into Ford Common Stock after the Expiration Date will not receive the Premium Shares upon the conversion of their Trust Preferred Securities. See the section of this offering circular entitled “The Conversion Offer — Terms of the Conversion Offer.”

Expiration Date	The conversion offer will expire at 5:00 p.m., New York City time, on July 31, 2007, unless extended or earlier terminated by Ford. See the section of this offering circular entitled “The Conversion Offer — Expiration Date.”

Settlement Date	The settlement date in respect of any Trust Preferred Securities that are validly tendered prior to the expiration of the conversion offer is expected to be promptly following the Expiration Date (anticipated to be August 3, 2007). See the section of this offering circular entitled “The Conversion Offer — Settlement Date.”

Certain Consequences to Non-Tendering Holders	Trust Preferred Securities not converted in the conversion offer will remain outstanding after the completion of the conversion offer. If a sufficiently large number of Trust Preferred Securities do not remain outstanding after the conversion offer, the trading market for the remaining outstanding Trust Preferred Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Trust Preferred Securities. In addition, the New York Stock Exchange may consider de-listing any outstanding Trust Preferred Securities if, following the conversion offer, (i) the number of publicly-held outstanding Trust Preferred Securities is less than 100,000, (ii) the number of holders of outstanding

Trust Preferred Securities is less than 100, (iii) the aggregate market value of the outstanding Trust Preferred Securities is less than $1 million, or (iv) for any other reason based on the suitability for the continued listing of the outstanding Trust Preferred Securities in light of all pertinent facts as determined by the New York Stock Exchange. See the section of this offering circular entitled “The Conversion Offer — Terms of the Conversion Offer.”

How to Tender Trust Preferred Securities	If your Trust Preferred Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Trust Preferred Securities on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “The Conversion Offer — Procedures for Tendering Trust Preferred Securities.” For further information on how to tender Trust Preferred Securities, call the Information Agent at the telephone number set forth on the back cover of this offering circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Conditions to the Conversion Offer	The conversion offer is conditioned upon the satisfaction of the closing conditions described in the section of this offering circular entitled “The Conversion Offer — Conditions to the Conversion Offer.”

No Appraisal Rights	No appraisal or dissenters’ rights are available to holders of Trust Preferred Securities under applicable law in connection with the conversion offer. See the section of this offering circular entitled “The Conversion Offer — No Appraisal Rights.”

Withdrawal Rights	You may withdraw previously tendered Trust Preferred Securities at any time before the Expiration Date. To withdraw previously tendered Trust Preferred Securities, you are required to deliver a written notice of withdrawal to the Conversion Agent with all of the information required by the Notice of Withdrawal no later than 5:00 p.m., New York City time, on the Expiration Date. See the section of this offering circular entitled “The Conversion Offer — Withdrawals of Tenders.”

Purpose of the Conversion Offer	Ford is making the conversion offer in order to increase its stockholders’ equity, reduce its debt level and reduce its interest expense. By reducing its overall leverage in this manner, Ford expects to improve its capital structure. See the section of this offering circular entitled “The Conversion Offer — Purpose and Effects of the Conversion Offer.”

Risk Factors	You should consider carefully in its entirety all of the information set forth in this offering circular, as well as the information incorporated by reference in this offering circular, and, in particular, you should evaluate the specific factors set forth in the section of this offering circular entitled “Risk

Factors” before deciding whether to participate in the conversion offer.

Material United States Federal Income Tax Consequences	See the section of this offering circular entitled “Material United States Federal Income Tax Consequences” for a discussion of the material U.S. federal income tax consequences of tendering Trust Preferred Securities for conversion pursuant to the conversion offer. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the conversion offer.

Brokerage Commissions	You are not required to pay any brokerage commissions to the Information Agent, the Conversion Agent or us. If your Trust Preferred Securities are held through a broker or other nominee who tenders Trust Preferred Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See the section of this offering circular entitled “The Conversion Offer — Brokerage Commissions.”

Information Agent	Georgeson Inc. is the Information Agent for the conversion offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Information Agent.”

Conversion Agent	Computershare Shareholder Services, Inc. is the Conversion Agent for the conversion offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Conversion Agent.”

Market; Trading	Ford Common Stock is listed on the New York Stock Exchange under the symbol “F,” and the Trust Preferred Securities are listed on the New York Stock Exchange under the symbol “F PrS.” On June 29, 2007, the last reported sale prices of Ford Common Stock and the Trust Preferred Securities on the New York Stock Exchange were $9.42 per share and $38.50 per Trust Preferred Security, respectively. Ford has applied to list the shares of Ford Common Stock to be issued as the Premium Shares in the conversion offer on the New York Stock Exchange. Shares of Ford Common Stock into which your Trust Preferred Securities will convert upon exercise of your conversion rights pursuant to the terms of the Trust Preferred Securities have been approved for listing on the New York Stock Exchange. For more information regarding the market for Ford Common Stock and the Trust Preferred Securities, see the section of this offering circular entitled “Price Range of Ford Common Stock and Trust Preferred Securities and Ford’s Dividend Policy.”

Further Information	If you have questions regarding the procedures for tendering in the conversion offer or require assistance in tendering your Trust Preferred Securities, please contact the Information Agent. If you would like additional copies of this offering circular, Ford’s annual, quarterly, and current reports, proxy statement and other information that are incorporated by reference in this offering circular, please contact either the Information Agent or Ford’s Investor Relations Department. The contact information for Ford’s Investor Relations Department is set forth in the section of this offering circular entitled “Where You Can Find More Information.” The contact information for the Information Agent and the Conversion Agent is set forth on the back cover of this offering circular. Holders of Trust Preferred Securities may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Trust Preferred Securities with questions and requests for assistance.

QUESTIONS AND ANSWERS ABOUT THE CONVERSION OFFER

These answers to questions that you may have as a holder of the 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) provide an overview of the material information regarding the conversion offer that is included elsewhere or incorporated by reference in this offering circular. To fully understand the conversion offer and the other considerations that may be important to your decision about whether to participate in the conversion offer, you should carefully read this offering circular in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offering circular. For further information regarding Ford Motor Company, see the section of this offering circular entitled “Where You Can Find More Information.”

Who is making the offer?

Ford Motor Company is making the offer. Ford is the parent company of the Trust and one of the world’s largest producers of cars and trucks combined. Ford and its subsidiaries also engage in other businesses, including financing. The Trust is a Delaware business trust and a subsidiary of Ford. The Trust holds as its sole asset $5,154,564,176 aggregate principal amount of Ford’s 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 (the “Debentures”). The Debentures have the same financial terms as the Trust Preferred Securities, including conversion features. The Trust’s only source of cash to make distribution payments on the Trust Preferred Securities is interest payments it receives on the Debentures. In connection with any Trust Preferred Securities presented for conversion, either pursuant to this offer or otherwise, the Conversion Agent will exchange such Trust Preferred Securities for the appropriate principal amount of the Debentures held by the Trust and immediately convert these Debentures into Ford Common Stock.

What securities are the subject of the offer?

Ford is currently seeking the conversion of all of the outstanding 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) of the Trust. There are 99,998,500 Trust Preferred Securities outstanding with an aggregate Liquidation Amount of $4,999,925,000.

The Trust Preferred Securities entitle the holders to quarterly distributions on a corresponding principal amount of the Debentures and to convert the Trust Preferred Securities into Ford Common Stock. On the Expiration Date, the Conversion Agent will tender to Ford an aggregate principal amount of Debentures equal to the aggregate Liquidation Amount of Trust Preferred Securities tendered for conversion in the offer whereupon Ford will deliver to the Conversion Agent for delivery to tendering holders of the Trust Preferred Securities (i) the number of shares of Ford Common Stock into which the Trust Preferred Securities tendered are convertible in satisfaction of the shares of Ford Common Stock the tendering holders are entitled to receive upon conversion of their Trust Preferred Securities plus (ii) the aggregate number of shares of Ford Common Stock constituting the Premium Shares (as defined below) deliverable to tendering holders pursuant to the terms of the offer. The term “Liquidation Amount” means an amount with respect to the assets of the Trust equal to $50 per Trust Preferred Security. The tendered Trust Preferred Securities and Debentures will be retired and cancelled. Holders entitled to receive the Ford Common Stock issuable upon conversion of the Trust Preferred Securities will be treated for all purposes as the record holder or holders of the Ford Common Stock on the Expiration Date. As promptly as practicable thereafter, Ford will deliver the Ford Common Stock to the Conversion Agent for distribution. Ford Common Stock will be delivered in the form of a single global certificate registered in the name of DTC or its nominee.

Ford guarantees the Trust’s payment obligations on the Trust Preferred Securities. For additional information concerning the Trust Preferred Securities, the Debentures, and the Trust Preferred Securities Guarantee, see the sections of this offering circular entitled “Description of Trust Preferred Securities,” “Description of the Debentures,” “Description of the Trust Preferred Securities Guarantee,”

and “Relationship Among the Trust Preferred Securities, the Debentures and the Trust Preferred Securities Guarantee.”

Why is Ford making the conversion offer?

Ford is making the conversion offer in order to increase its stockholders’ equity, reduce its debt level and reduce its interest expense. By reducing its overall leverage in this manner, Ford expects to improve its capital structure.

Do I have a choice in whether to convert my Trust Preferred Securities?

Yes. Holders of Trust Preferred Securities are not required to convert their Trust Preferred Securities pursuant to this offer. All rights and obligations under the Indenture pursuant to which the Trust Preferred Securities were issued will continue with respect to those Trust Preferred Securities that remain outstanding after the Expiration Date. For example, distributions on the Trust Preferred Securities will continue at the same rate and on the same timing as prior to this offer, Ford expects that the Trust Preferred Securities will continue to be publicly traded, and each Trust Preferred Security will continue to be convertible into 2.8249 shares of Ford Common Stock at any time prior to maturity or redemption.

What will I receive in the conversion offer if I validly tender Trust Preferred Securities and they are accepted for conversion?

For each Trust Preferred Security that is validly tendered and accepted in the conversion offer, you will receive 2.8249 shares of Ford Common Stock, plus a premium consisting of an amount of shares of Ford Common Stock valued at $14.25 (the “Premium Shares”). The number of Premium Shares will be determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of the Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer. The Premium Shares will be in addition to the number of shares of Ford Common Stock (i.e., 2.8249) that you will receive in accordance with the terms of the Trust Preferred Securities upon exercise of your conversion rights pursuant to the terms of the Trust Preferred Securities.

Below are some examples of the number of Premium Shares that would be deliverable upon conversion of a Trust Preferred Security pursuant to this offer based on various hypothetical stock prices.

	Premium shares	Total shares to
Hypothetical	offered per	be received per
Ford Common	Trust Preferred	Trust Preferred
Stock Price	Security tendered	Security tendered

$ 7.50	1.9000	4.7249
$ 8.00	1.7813	4.6062
$ 8.50	1.6765	4.5014
$ 9.00	1.5833	4.4082
$ 9.50	1.5000	4.3249
$10.00	1.4250	4.2499
$10.50	1.3571	4.1820
$11.00	1.2955	4.1204

Will I receive the July 15, 2007 distribution?

The July 15, 2007 distribution will be made to holders of record on July 1, 2007. No additional distributions after the July 15, 2007 distribution will be made on Trust Preferred Securities accepted for conversion pursuant to this offer.

How is the $14.25 of value in Ford Common Stock that constitutes the premium in the offer derived?

The premium per Trust Preferred Security being offered by Ford in this offering consists of three parts:

1) $11.89, which is the excess of the market price (i.e., closing trading price on the New York Stock Exchange) on June 29, 2007 of a Trust Preferred Security ($38.50) over the market price on June 29, 2007 of 2.8249 shares of Ford Common Stock (i.e., the number of shares of Ford Common Stock into which each Trust Preferred Security is presently convertible), illustrated as follows: $38.50 — ($9.42 X 2.8249) = $11.89;

2) $2.19, which represents a premium above the market price on June 29, 2007 of a Trust Preferred Security; and

3) $0.17, which represents accrued distributions at the per annum rate of 6.50% for the period from and including July 15, 2007 (which is the normal distribution date occurring during the offer period) to but excluding the settlement date for this offer (anticipated to be August 3, 2007).

Will fluctuations in the trading price of Ford Common Stock affect the premium paid to holders of Trust Preferred Securities who validly tender shares in the conversion offer?

Ford is offering to deliver a premium in an amount of shares of Ford Common Stock valued at $14.25, as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of the Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered and accepted for conversion pursuant to the terms and conditions of the conversion offer. Because the value of the premium is a fixed amount, fluctuations in the trading price of Ford Common Stock will not affect either the value of the premium that you will receive for each Trust Preferred Security that you validly tender and that is accepted for conversion or the conversion rate for the Trust Preferred Securities. A fluctuation in the trading price of Ford Common Stock would, however, affect the number of shares of Ford Common Stock that comprise the Premium Shares you receive upon completion of the conversion offer. The trading value of Ford Common Stock could fluctuate depending upon any number of factors, including those specific to Ford and those that influence the trading prices of equity securities generally. For a discussion of some of those factors, see the section of this offering circular entitled “Risk Factors,” as well as the information incorporated by reference in this offering circular.

How does the amount of consideration that I will receive if I validly tender Trust Preferred Securities in the conversion offer compare to the amount of Ford Common Stock that I would otherwise receive upon conversion of my Trust Preferred Securities?

If you do not participate in the conversion offer, you will continue to be able to voluntarily convert each of your Trust Preferred Securities into 2.8249 shares of Ford Common Stock, subject to certain adjustments described in the section of this offering circular entitled “Description of Trust Preferred Securities.” If you validly tender Trust Preferred Securities in the conversion offer and we accept them for conversion, you will be entitled to receive 2.8249 shares of Ford Common Stock, plus a premium in an amount of shares of Ford Common Stock valued at $14.25, as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of the Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered for conversion.

Is Ford or the Trust making a recommendation regarding whether I should tender my Trust Preferred Securities pursuant to this offer?

No. None of Ford, its Board of Directors, or the Trust is making any recommendation regarding whether you should tender your Trust Preferred Securities pursuant to this offer or whether you should refrain from tendering all or a portion of your Trust Preferred Securities. Accordingly, you must make your own determination as to whether to tender your Trust Preferred Securities in the conversion offer and, if so, the number of Trust Preferred Securities to tender. Participation in the conversion offer is voluntary, and you should carefully consider whether to participate. Before making your decision, we urge you to carefully read this offering circular in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference in this offering circular. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances. See the section of this offering circular entitled “The Conversion Offer — General.”

If I validly tender my Trust Preferred Securities for conversion to Ford Common Stock pursuant to this offer, will I continue to receive on-going distributions and what other rights will I lose?

If you validly tender Trust Preferred Securities in the conversion offer and Ford accepts them for conversion, you will lose your rights as a holder of Trust Preferred Securities, which are described in the sections of this offering circular entitled “Comparison of Rights of Holders of Trust Preferred Securities and Holders of Ford Common Stock” and “Description of Trust Preferred Securities,” with respect to those tendered Trust Preferred Securities.

Holders of Trust Preferred Securities who accept this offer and validly tender their Trust Preferred Securities for conversion into Ford Common Stock will cease to receive the ongoing distributions otherwise payable on the Trust Preferred Securities tendered for conversion.

Although tendering holders would be entitled to receive any dividends paid with respect to the Ford Common Stock received upon conversion, Ford’s Board of Directors has not declared dividends on Ford Common Stock or Class B Stock since the third quarter of 2006. Furthermore, Ford’s senior secured credit facility contains a covenant restricting Ford from paying dividends (other than dividends payable solely in stock) on the Ford Common Stock and Class B Stock. As a result, it is unlikely that Ford will pay any dividends on the Ford Common Stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

You would also lose the priority over Ford Common Stock that the Trust Preferred Securities have to receive a liquidation preference in the amount of $50.00 per Trust Preferred Security, plus accumulated and unpaid distributions. Upon any voluntary or involuntary liquidation or bankruptcy of Ford, the property trustee, as holder of the Debentures, would be a subordinated creditor of Ford, subordinated in right of payment to all of Ford’s senior debt, but entitled to receive payment in full of principal and interest on the Debentures before any holders of Ford Common, Class B or preferred stockholders receive payments or distributions.

If the conversion offer is consummated and I do not participate in the conversion offer, or if I do not tender all of my Trust Preferred Securities in the conversion offer, how will my rights and obligations with respect to Trust Preferred Securities that remain outstanding following the completion of the conversion offer be affected?

Your rights and obligations with respect to your Trust Preferred Securities, if any, that remain outstanding after the completion of the conversion offer will not change as a result of the conversion offer. In particular, you will continue to have the right to voluntarily convert each Trust Preferred

Security for an amount of Ford Common Stock equal to 2.8249 shares of Ford Common Stock, subject to certain adjustments described in the section of this offering circular entitled “Description of Trust Preferred Securities.”

How will the conversion offer affect the trading market for the Trust Preferred Securities that are not converted in the conversion offer?

If a sufficiently large number of Trust Preferred Securities do not remain outstanding after the conversion offer, the trading market for the remaining outstanding Trust Preferred Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Trust Preferred Securities. In addition, the New York Stock Exchange may consider de-listing any outstanding Trust Preferred Securities if, following the conversion offer, (i) the number of publicly-held outstanding Trust Preferred Securities is less than 100,000, (ii) the number of holders of outstanding Trust Preferred Securities is less than 100, (iii) the aggregate market value of the outstanding Trust Preferred Securities is less than $1 million, or (iv) for any other reason based on the suitability for the continued listing of the outstanding Trust Preferred Securities in light of all pertinent facts as determined by the New York Stock Exchange. We do not intend to reduce the number of Trust Preferred Securities accepted in the conversion offer to prevent the de-listing of the Trust Preferred Securities. If the Trust Preferred Securities are de-listed, your ability to sell your Trust Preferred Securities not tendered in the conversion offer may be impaired. See the sections of this offering circular entitled “Risk Factors” and “The Conversion Offer — Terms of the Conversion Offer.”

What is the impact of the offering to Ford’s earnings per share?

On an on-going basis, Ford will not incur interest expense related to the Trust Preferred Securities that are validly tendered and accepted for conversion, favorably impacting Ford’s earnings per share. At the same time, as a result of the conversions, the number of outstanding shares of Ford Common Stock will increase, negatively impacting Ford’s earnings per share. Assuming 100% of the outstanding Trust Preferred Securities are validly tendered and accepted for conversion, Ford would have a full-year improvement of about $213 million to its Income/(loss) from continuing operations and Net income/(loss) and the number of outstanding shares of Ford Common Stock would increase by about 439 million shares (including the Premium Shares), assuming for this illustrative purpose that the conversion offer expired on June 29, 2007 to determine the number of Premium Shares.

Ford will incur a one-time debt conversion expense for the third quarter of 2007 in connection with the offer. Assuming 100% of the outstanding Trust Preferred Securities are validly tendered and accepted for conversion, the debt conversion pre-tax expense is estimated to be $1.47 billion, based on the June 29, 2007 market price (i.e. closing trading price on the New York Stock Exchange) of Ford Common Stock of $9.42. This one-time charge will negatively impact Ford’s third quarter 2007 earnings per share.

How many shares of Ford Common Stock will be outstanding assuming conversion of all of the Trust Preferred Securities pursuant to this offer?

As of June 29, 2007, there were 1,827,941,855 shares of Ford Common Stock outstanding. If all of the outstanding Trust Preferred Securities are tendered and accepted for conversion in accordance with this offer, there would be an aggregate of approximately 2,266,857,089 shares of Ford Common Stock outstanding, assuming for this illustrative purpose that the conversion offer expired on June 29, 2007 to determine the number of Premium Shares.

May I tender only a portion of the Trust Preferred Securities that I hold?

Yes. You do not have to tender all of your Trust Preferred Securities to participate in the conversion offer. You may choose to tender in the conversion offer all or any portion of the Trust Preferred Securities that you hold.

Will Ford accept for conversion all of the Trust Preferred Securities tendered?

Subject to Ford’s right to terminate or amend the terms of the conversion offer in any respect at any time prior to the Expiration Date, Ford will accept for conversion any and all Trust Preferred Securities that are validly tendered in accordance with the terms and conditions of the conversion offer. Ford reserves the right to extend the Expiration Date for any reason, although it has no present intention to do so.

What does Ford intend to do with the Trust Preferred Securities that are tendered in the conversion offer?

Any Trust Preferred Securities that are validly tendered and accepted for conversion pursuant to the conversion offer will be retired and cancelled upon conversion. Any tendered Trust Preferred Securities that are not accepted for conversion by us will be returned without expense to their tendering holder. Such non-converted Trust Preferred Securities will be credited to an account maintained with DTC promptly after the expiration or termination of the conversion offer. See the sections of this offering circular entitled “The Conversion Offer — Terms of the Conversion Offer and “The Conversion Offer — Return of Unaccepted Trust Preferred Securities.”

Will Ford Common Stock received by tendering holders of Trust Preferred Securities be freely tradable?

This offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) of the staff of the Securities and Exchange Commission (the “Commission”), Ford Common Stock received in exchange for the Trust Preferred Securities tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not “affiliates” of Ford (as defined in the Securities Act) because the Trust Preferred Securities were originally issued in an offering registered with the Commission. Ford Common Stock issued pursuant to this offer to a holder of Trust Preferred Securities who is deemed to be an affiliate of Ford must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of Trust Preferred Securities tendered by such recipients can be tacked to the shares of Ford Common Stock received in exchange for the Trust Preferred Securities for the purpose of satisfying the holding period requirements of Rule 144.

Will Ford Common Stock to be issued upon conversion of the Trust Preferred Securities in the conversion offer be listed for trading?

We have applied to list the shares of Ford Common Stock to be issued as Premium Shares in the conversion offer on the New York Stock Exchange. The shares of Ford Common Stock into which your Trust Preferred Securities will convert upon exercise of your conversion rights pursuant to the terms of the Trust Preferred Securities have been approved for listing on the New York Stock Exchange. For more information regarding the market for Ford Common Stock, see the section of this offering circular entitled “Price Range of Ford Common Stock and Trust Preferred Securities and Ford’s Dividend Policy.”

What are the conditions to the conversion offer?

The conversion offer is conditioned upon the satisfaction (i.e., nonoccurrence) of the closing conditions described in the section of this offering circular entitled “The Conversion Offer — Conditions to the Conversion Offer.” Ford may waive the conditions of the conversion offer. If any condition is not satisfied or waived, Ford will not accept tendered Trust Preferred Securities for conversion in the conversion offer. For more information regarding the conditions to the conversion offer, see the section of this offering circular entitled “The Conversion Offer — Conditions to the Conversion Offer.”

When does the conversion offer expire? How long do I have to decide?

We are required to keep the offer open for at least 20 consecutive business days. The conversion offer will expire at 5:00 p.m., New York City time, on July 31, 2007, unless extended or earlier terminated by us (the “Expiration Date”). See the section of this offering circular entitled “The Conversion Offer — Expiration Date.”

When will I receive my shares of Ford Common Stock if I participate in the conversion offer?

The settlement date in respect of any shares of Trust Preferred Securities that are validly tendered prior to the Expiration Date is expected to occur promptly (anticipated to be August 3, 2007) following the Expiration Date. See the section of this offering circular entitled “The Conversion Offer — Settlement Date.”

Under what circumstances can the conversion offer be extended, amended or terminated?

Ford reserves the right to extend the conversion offer for any reason or no reason at all. Ford also expressly reserves the right, at any time or from time to time, to amend the terms of the conversion offer in any respect prior to the Expiration Date. Further, Ford may be required by law to extend the conversion offer if we make a material change in the terms of the conversion offer or in the information contained in this offering circular or waive a material condition to the conversion offer. During any extension of the conversion offer, Trust Preferred Securities that were previously tendered and not validly withdrawn will remain subject to the conversion offer. Ford reserves the right, in its sole and absolute discretion, to terminate the conversion offer at any time prior to the Expiration Date if any condition to the conversion offer occurs. If the conversion offer is terminated, no Trust Preferred Securities will be accepted for conversion in the conversion offer and any Trust Preferred Securities that have been tendered will be returned to the holder. For more information regarding Ford’s right to extend, amend or terminate the conversion offer, see the section of this offering circular entitled “The Conversion Offer — Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the conversion offer is extended, amended or terminated?

If the conversion offer is extended, amended or terminated, Ford will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the conversion offer. For more information regarding notification of extensions, amendments or the termination of the conversion offer, see the section of this offering circular entitled “The Conversion Offer — Extension, Delay in Acceptance, Amendment or Termination.”

What are the material federal income tax consequences of my participating in the conversion offer?

Please see the section of this offering circular entitled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the conversion offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the conversion offer.

How do I tender shares of Trust Preferred Securities for conversion in the conversion offer?

The Trust Preferred Securities are represented by a global certificate registered in the name of The Depository Trust Company or its nominee, which we refer to in this offering circular as the “depository” or “DTC.” DTC is the only registered holder of the Trust Preferred Securities. DTC facilitates the clearance and settlement of Trust Preferred Securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Trust Preferred Securities are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such Trust Preferred Securities in this conversion offer must contact its nominee and instruct the nominee to tender its Trust Preferred Securities on its behalf.

To properly tender Trust Preferred Securities, the Conversion Agent must receive, prior to the Expiration Date, either:

•	a timely confirmation of book-entry transfer of such Trust Preferred Securities and a properly completed letter of transmittal according to the procedure for book-entry transfer described in this offering circular; or

•	an agent’s message through the automated tender offer program of DTC.

For more information regarding the procedures for tendering your Trust Preferred Securities, see the section of this offering circular entitled “The Conversion Offer — Procedures for Tendering Trust Preferred Securities.”

What happens if some or all of my Trust Preferred Securities are not accepted for conversion?

If Ford decides for any reason not to accept some or all of your Trust Preferred Securities for conversion, the Trust Preferred Securities not accepted by Ford will be returned to you, at Ford’s expense, promptly after the expiration or termination of the conversion offer by book entry transfer into the Conversion Agent’s account at DTC. DTC will credit any validly withdrawn or unaccepted Trust Preferred Securities to your account at DTC. For more information, see the section of this offering circular entitled “The Conversion Offer — Return of Unaccepted Trust Preferred Securities.”

Until when may I withdraw previously tendered Trust Preferred Securities?

If not previously returned, you may withdraw previously tendered Trust Preferred Securities at any time until the conversion offer has expired at 5:00 p.m., New York City time, on July 31, 2007, unless earlier extended or terminated. In addition, you may withdraw any Trust Preferred Securities that you tender that are not accepted by Ford for conversion by August 27, 2007, which is 40 business days from the commencement of the conversion offer. For more information, see the section of this offering circular entitled “The Conversion Offer — Withdrawals of Tenders.”

How do I withdraw previously tendered Trust Preferred Securities?

To withdraw previously tendered Trust Preferred Securities, you must comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing tendered Trust Preferred Securities, see the section of this offering circular entitled “The Conversion Offer — Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my Trust Preferred Securities?

You are not required to pay any brokerage commissions to Ford, the Trust, the Information Agent, or the Conversion Agent. If your Trust Preferred Securities are held through a broker or other nominee who tenders the Trust Preferred Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See the section of this offering circular entitled “The Conversion Offer — Brokerage Commissions.”

What risks should I consider in deciding whether or not to tender any or all of my Trust Preferred Securities?

In deciding whether to participate in the conversion offer, you should carefully consider the discussion of risks and uncertainties pertaining to the conversion offer, and those affecting Ford’s business, described in the section of this offering circular entitled “Risk Factors,” and in the documents incorporated by reference in this offering circular.

With whom may I talk if I have questions about the conversion offer?

If you have questions regarding the procedures for tendering in the conversion offer or require assistance in tendering your Trust Preferred Securities, please contact the Information Agent at the number listed below and on the back cover of this offering circular. If you would like additional copies of this offering circular, Ford’s annual, quarterly, and current reports, proxy statement and other information that are incorporate by reference in this offering circular, please contact either the Information Agent or Ford’s Investor Relations Department. The contact information for Ford’s Investor Relations Department is set forth in the section of this offering circular entitled “Where You Can Find More Information.” The contact information for the Information Agent is set forth below and on the back cover of this offering circular. Holders of Trust Preferred Securities may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Trust Preferred Securities with questions and requests for assistance.

The Information Agent for the conversion offer is:

Georgeson Inc.
17 State Street — 10th Floor
New York, New York 10004
Banks and Brokers (212) 440-9800
All others call toll-free (888) 605-7541

RISK FACTORS

Ownership of Ford Common Stock and the Trust Preferred Securities involves risks. You should carefully consider the risks described below and the other information in this offering circular, including the information incorporated by reference in this offering circular, before making a decision on whether to participate in the conversion offer. The risks and uncertainties described below are not the only ones involved in owning Ford Common Stock or Trust Preferred Securities. Additional risks and uncertainties not presently known to Ford or that Ford presently deems insignificant may also affect the value of Ford Common Stock or Trust Preferred Securities. Should one or more of any of these risks come to fruition, Ford’s business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of Ford Common Stock and/or the Trust Preferred Securities, and you may lose all or part of your investment.

Risks Related to Participating in the Conversion Offer

By tendering Trust Preferred Securities, you will lose the rights associated with those Trust Preferred Securities.

If you validly tender Trust Preferred Securities in the conversion offer and Ford accepts them for conversion, you will lose your rights as a holder of Trust Preferred Securities, which are described in the sections of this offering circular entitled “Comparison of Rights of Holders of Trust Preferred Securities and Holders of Ford Common Stock” and “Description of Trust Preferred Securities,” with respect to those Trust Preferred Securities. For example, subject to our right to defer interest payments on the Debentures for up to 20 consecutive quarters, you will lose the right to receive quarterly cumulative cash distributions at the annual rate of 6.5% of the liquidation preference per Trust Preferred Security with respect to the Trust Preferred Securities you tender.

You would also lose the priority over Ford Common Stock that the Trust Preferred Securities have to receive a liquidation preference in the amount of $50.00 per Trust Preferred Security, plus accumulated and unpaid distributions. Upon any voluntary or involuntary liquidation or bankruptcy of Ford, the property trustee, as holder of the Debentures, would be a subordinated creditor of Ford, subordinated in right of payment to all Ford’s senior debt, but entitled to receive payment in full of principal and interest on the Debentures before any holders of Ford Common, Class B or preferred stockholders receive payments or distributions.

Ford may not resume paying dividends on Ford Common Stock in the foreseeable future.

Ford’s Board of Directors has not declared dividends on Ford Common Stock or Class B Stock since the third quarter of 2006. Furthermore, Ford’s senior secured credit facility contains a covenant restricting Ford from paying dividends (other than dividends payable solely in stock) on Ford Common Stock and Class B Stock. As a result, it is unlikely that Ford will pay any dividends on Ford Common Stock in the foreseeable future. In any event, the declaration and payment of future dividends by Ford’s Board of Directors will be dependent upon Ford’s earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

The volatility of the price of Ford Common Stock likely could be greater than that of the Trust Preferred Securities.

The market price of Ford Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to Ford’s business referred to below in the documents incorporated by reference into this offering circular. Although these factors are likely to also affect the price of the Trust Preferred Securities, as described below, the impact on those securities might be less due to the fact that their price also is a function of the general level of interest rates and Ford’s credit quality. In addition, sales of a substantial number of shares of Ford Common Stock in the public market, or the perception that a large number of shares is available, could affect the prevailing market price of Ford Common Stock. In addition to the adverse effect a price decline could have on holders of Ford Common Stock, such a decline would also impede Ford’s ability to raise capital through the issuance of additional shares of Ford Common Stock or other equity securities.

All of Ford’s debt obligations and our senior capital stock, including any shares of Trust Preferred Securities that remain outstanding after the conversion offer, will have priority over Ford Common Stock with respect to payment in the event of a liquidation or bankruptcy.

You would lose the priority over Ford Common Stock that the Trust Preferred Securities have to receive a liquidation preference in the amount of $50.00 per Trust Preferred Security, plus accumulated and unpaid distributions. Upon any voluntary or involuntary liquidation or bankruptcy of Ford, holders of Ford Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy until after Ford’s obligations to its debt holders and holders of Trust Preferred Securities have been satisfied.

Risks Related to Holding Trust Preferred Securities after the Conversion Offer

The market for the Trust Preferred Securities that remain outstanding after the conversion offer may become less liquid following the conversion offer.

If a sufficiently large number of Trust Preferred Securities do not remain outstanding after the conversion offer, the trading market for the remaining outstanding Trust Preferred Securities may be less liquid and market prices may fluctuate significantly depending on the volume of trading in Trust Preferred Securities. Furthermore, a security with a smaller float may command a lower price and trade with greater volatility or much less volume than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of Trust Preferred Securities that are not tendered in the conversion offer to sell their Trust Preferred Securities. In addition, the New York Stock Exchange may consider de-listing any outstanding Trust Preferred Securities if, following the conversion offer, (i) the number of publicly-held outstanding Trust Preferred Securities is less than 100,000, (ii) the number of holders of outstanding Trust Preferred Securities is less than 100, (iii) the aggregate market value of the outstanding Trust Preferred Securities is less than $1 million, or (iv) for any other reason based on the suitability for the continued listing of the outstanding Trust Preferred Securities in light of all pertinent facts as determined by the New York Stock Exchange. Ford does not intend to reduce the number of Trust Preferred Securities accepted in the conversion offer to prevent the de-listing of the Trust Preferred Securities. If the Trust Preferred Securities are de-listed, your ability to sell your Trust Preferred Securities not tendered in the conversion offer may be impaired.

If you do not participate in the conversion offer, your Trust Preferred Securities will continue to be subject to Ford’s right to redeem the Trust Preferred Securities, subject to certain restrictions.

Subject to restrictions under our secured credit agreement, Ford may, at its option, redeem the outstanding Trust Preferred Securities at any time. The redemption price would be equal to the liquidation preference per Trust Preferred Security, plus accrued and unpaid distributions to the redemption date.

The trading price for the Trust Preferred Securities that remain outstanding after the conversion offer will be directly affected by the trading price of Ford Common Stock.

Because the Trust Preferred Securities are convertible into shares of Ford Common Stock, the trading price of the Trust Preferred Securities is directly affected by factors affecting the trading price of Ford Common Stock, the general level of interest rates and Ford’s credit quality. It is impossible to predict whether the price of Ford Common Stock or whether interest rates will rise or fall or whether Ford’s credit ratings will improve or decline in the future. The trading price of Ford Common Stock will be influenced by several factors, many of which are out of Ford’s control, including those described in this offering circular and referred to below as risks related to Ford’s business in the documents incorporated by reference into this offering circular.

Risks Related to Ford’s Business

For a discussion of the following risks relating to Ford’s business, see Item 1A of Ford’s Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference herein:

•	Continued decline in market share;

•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;

•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;

•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	Lower-than-anticipated market acceptance of new or existing products;

•	Continued or increased high prices for or reduced availability of fuel;

•	Currency or commodity price fluctuations;

•	Adverse effects from the bankruptcy or insolvency of a major competitor of Ford;

•	Economic distress of suppliers to Ford that has in the past and may in the future require Ford to provide financial support or take other measures to ensure supplies of components or materials;

•	Labor or other constraints on Ford’s ability to restructure its business;

•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;

•	Single-source supply to Ford of components or materials;

•	Ford’s substantial pension and postretirement healthcare and life insurance liabilities impairing its liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for Ford’s postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	Increased safety, emissions (e.g., CO2), fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation or governmental investigations arising out of alleged defects in Ford’s products or otherwise;

•	A change in Ford’s requirements for parts or materials where Ford has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on Ford’s operations resulting from certain geo-political or other events;

•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting Ford’s ability to meet its obligations, invest in its business or refinance its debt;

•	Substantial levels of Automotive indebtedness adversely affecting Ford’s financial condition or preventing it from fulfilling its debt obligations (which may grow because Ford is able to incur substantially more debt, including additional secured debt);

•	Inability of Ford Motor Credit Company to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades or otherwise;

•	Higher-than-expected credit losses;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;

•	Changes in interest rates;

•	Collection and servicing problems related to finance receivables and net investment in operating leases;

•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and

•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

USE OF PROCEEDS

Ford will not receive any cash proceeds from the conversion offer. Ford will pay all fees and expenses related to the conversion offer, other than any commissions or concessions of any broker or dealer. Any Trust Preferred Securities that are validly tendered and accepted for conversion pursuant to the conversion offer will be retired and cancelled upon conversion.

IDENTITY AND BACKGROUND OF FORD AND AFFILIATES

The principal executive offices of Ford are located at One American Road, Dearborn, Michigan 48126 and the telephone number at that address is (313) 322-3000. The address of the Trust is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126 and the telephone number is (313) 322-3000.

The following persons are the directors and executive officers of Ford. No single person or group of persons controls Ford.

Name	Position

John R.H. Bond	Director
Stephen G. Butler	Director
Kimberly A. Casiano	Director
Edsel B. Ford II	Director
William Clay Ford, Jr.	Chairman of the Board of Directors and Executive Chairman
Irvine O. Hockaday, Jr.	Director
Richard A. Manoogian	Director
Ellen R. Marram	Director
Alan Mulally	Director and President and Chief Executive Officer
Homer A. Neal	Director
Jorma Ollila	Director
Gerald L. Shaheen	Director
John L. Thornton	Director
Lewis W.K. Booth	Executive Vice President — Ford Europe and Premier Automotive Group; Chairman — Jaguar, Land Rover, Volvo and Ford Europe
Mark Fields	Executive Vice President — President, The Americas
Donat R. Leclair, Jr.	Executive Vice President and Chief Financial Officer
Michael E. Bannister	Group Vice President — Chairman and Chief Executive Officer, Ford Motor Credit Company
Francisco N. Codina	Group Vice President — North America Marketing, Sales and Service
John Fleming	Group Vice President — President and Chief Executive Officer, Ford Europe
Derrick M. Kuzak	Group Vice President — Global Product Development
Joe W. Laymon	Group Vice President — Corporate Human Resources and Labor Affairs
J C. Mays	Group Vice President — Design and Chief Creative Officer
Ziad S. Ojakli	Group Vice President — Corporate Affairs
John G. Parker	Group Vice President — Asia Pacific, Africa and Mazda
Richard Parry-Jones	Group Vice President — Chief Technical Officer
Peter J. Daniel	Senior Vice President and Controller
David G. Leitch	Senior Vice President and General Counsel

The address and telephone number of each director and executive officer of Ford listed above is: c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126 and such person’s telephone number is (313) 322-3000.

PRICE RANGE OF FORD COMMON STOCK AND TRUST PREFERRED SECURITIES
AND FORD’S DIVIDEND POLICY

Ford Common Stock is listed on the New York Stock Exchange under the symbol “F.” The Trust Preferred Securities are listed on the New York Stock Exchange under the symbol “F PrS.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of Ford Common Stock and Trust Preferred Securities as reported on the New York Stock Exchange and the cash dividends declared on the Ford Common Stock and the cash distributions made with respect to the Trust Preferred Securities for the periods indicated.

	Common Stock			Trust Preferred Securities*
	High	Low	Dividends	High	Low	Distributions

Year Ended December 31, 2004:
First Quarter	$17.34	$12.75	$0.10	$60.00	$51.45	$0.8125
Second Quarter	16.48	13.00	0.10	58.26	51.45	0.8125
Third Quarter	15.77	13.61	0.10	54.96	51.65	0.8125
Fourth Quarter	15.00	12.61	0.10	54.45	48.62	0.8125
Year Ended December 31, 2005:
First Quarter	$14.75	$10.94	$0.10	$53.06	$44.80	$0.8125
Second Quarter	11.69	9.07	0.10	45.85	36.17	0.8125
Third Quarter	11.19	9.55	0.10	42.35	36.30	0.8125
Fourth Quarter	10.00	7.57	0.10	36.69	27.10	0.8125
Year Ended December 31, 2006:
First Quarter	$8.96	$7.39	$0.10	$32.73	$27.46	$0.8125
Second Quarter	8.05	6.17	0.10	30.03	26.10	0.8125
Third Quarter	9.48	6.06	0.05	37.16	26.40	0.8125
Fourth Quarter	9.19	6.85	—	37.68	32.59	0.8125
Year Ended December 31, 2007
First Quarter	$8.97	$7.43	$—	$39.58	$33.70	$0.8125
Second Quarter	9.70	7.67	—	39.50	34.93	—

On June 29, 2007, the last sale prices for Ford Common Stock and Trust Preferred Securities, each as reported on the New York Stock Exchange, were $9.42 per share and $38.50 per Trust Preferred Security, respectively. On June 29, 2007, there were approximately 167,640 holders of record of Ford Common Stock and approximately 69,229 beneficial owners of the Trust Preferred Securities.

Ford’s Board of Directors has not declared dividends on Ford Common Stock or Class B Stock since the third quarter of 2006. Furthermore, Ford’s senior secured credit facility contains a covenant restricting Ford from paying dividends (other than dividends payable solely in stock) on Ford Common Stock and Class B Stock. As a result, it is unlikely that Ford will pay any dividends on Ford Common Stock in the foreseeable future. In any event, the declaration and payment of future dividends by Ford’s Board of Directors will be dependent upon Ford’s earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Subject to Ford’s right to defer interest payments on the Debentures for up to 20 consecutive quarters, holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6.50% of the liquidation amount of $50 per Trust Preferred Security.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the dates and periods indicated are derived from and should be read in conjunction with Ford’s audited consolidated financial statements and the related notes, Ford’s unaudited interim condensed consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the dates and periods incorporated by reference in this offering circular. To be consistent with the unaudited interim information presented below, the information set forth below for each of the five years ended December 31 has been revised from that reported in Ford’s Annual Report on Form 10-K for the year ended December 31, 2006 to reflect our wholly-owned North American subsidiary, APCO, as a discontinued operation. Ford’s results for any of these periods are not necessarily indicative of the results to be expected for the year ended December 31, 2007 or for any other future period.

	Three Months Ended
	and at March 31		Year Ended and at December 31
	2007	2006	2006	2005	2004	2003	2002
	(In millions, except per share amounts)

SUMMARY OF OPERATIONS
Total Company
Sales and revenues	$43,019	$40,789	$160,065	$176,835	$172,255	$166,040	$166,951
Income/(loss) before income taxes	$(44)	$(2,348)	$(15,074)	$1,054	$4,087	$893	$4,021
Provision/(credit) for income taxes	182	(982)	(2,655)	(855)	634	(54)	1,453
Minority interests in net income of subsidiaries	58	59	210	280	282	314	367

Income/(loss) from continuing operations	(284)	(1,425)	(12,629)	1,629	3,171	633	2,201
Income/(loss) from discontinued operations	2	2	16	62	(133)	(130)	(324)
Cumulative effects of change in accounting principle	—	—	—	(251)	—	(264)	(1,002)

Net income/(loss)	$(282)	$(1,423)	$(12,613)	$1,440	$3,038	$239	$875

Automotive Sector
Sales	$38,630	$36,961	$143,249	$153,413	$147,058	$139,378	$134,657
Operating income/(loss)	(159)	(2,670)	(17,944)	(4,211)	(221)	(1,056)	(521)
Income/(loss) before income taxes	(338)	(2,723)	(17,040)	(3,899)	(200)	(1,408)	(972)
Financial Services Sector
Revenues	$4,389	$3,828	$16,816	$23,422	$25,197	$26,662	$32,294
Income/(loss) before income taxes	294	375	1,966	4,953	4,287	2,301	4,993

	Three Months Ended
	and at March 31		Year Ended and at December 31
	2007	2006	2006	2005	2004	2003	2002
	(In millions, except per share amounts)

Total Company Data Per Share of Common and Class B Stock
Basic:
Income/(loss) from continuing operations	$(0.15)	$(0.76)	$(6.73)	$0.88	$1.74	$0.34	$1.20
Income/(loss) from discontinued operations	—	—	0.01	0.04	(0.08)	(0.07)	(0.18)
Cumulative effects of change in accounting principle	—	—	—	(0.14)	—	(0.14)	(0.55)

Net income/(loss)	$(0.15)	$(0.76)	$(6.72)	$0.78	$1.66	$0.13	$0.47

Diluted:
Income/(loss) from continuing operations	$(0.15)	$(0.76)	$(6.73)	$0.86	$1.59	$0.34	$1.13
Income/(loss) from discontinued/held-for-sale operations	—	—	0.01	0.03	(0.07)	(0.07)	(0.15)
Cumulative effects of change in accounting principle	—	—	—	(0.12)	—	(0.14)	(0.47)

Net income/(loss)	$(0.15)	$(0.76)	$(6.72)	$0.77	$1.52	$0.13	$0.51

Cash dividends	$—	$0.10	$0.25	$0.40	$0.40	$0.40	$0.40
Common stock price range (NYSE Composite)
High	$8.97	$8.96	$9.48	$14.75	$17.34	$17.33	$18.23
Low	7.43	7.39	6.06	7.57	12.61	6.58	6.90
Average number of shares of Common and Class B Stock outstanding (in millions)	1,894	1,865	1,879	1,846	1,830	1,832	1,819

SECTOR BALANCE SHEET DATA
Assets
Automotive Sector	$120,520	$116,553	$122,634	$113,825	$113,251	$111,208	$100,140
Financial Services Sector	161,841	159,019	169,050	162,194	189,188	195,509	187,576
Intersector elimination	(870)	(324)	(1,467)	(83)	(2,753)	(3,356)	(5,865)

Total assets	$281,491	$275,248	$290,217	$275,936	$299,686	$303,361	$281,851

Long-term Debt
Automotive Sector	$28,370	$16,510	$28,514	$16,900	$17,250	$18,758	$13,363
Financial Services Sector	110,662	99,242	115,859	103,080	112,080	123,655	121,304

Total long-term debt	139,032	$115,752	$144,373	$119,980	$129,330	$142,413	$134,667

Stockholders’ Equity	$(3,710)	$12,278	$(3,465)	$13,442	$17,437	$13,459	$7,633

The book value per share of Ford Common Stock as of March 31, 2007 (calculated as total stockholders’ equity divided by the average number of shares of Ford Common Stock and Class B Stock outstanding) was a negative $1.96 per share.

THE CONVERSION OFFER

General

NONE OF FORD, ITS BOARD OF DIRECTORS, OR THE TRUST MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY TRUST PREFERRED SECURITIES OR REFRAIN FROM TENDERING TRUST PREFERRED SECURITIES IN THE CONVERSION OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER TRUST PREFERRED SECURITIES IN THE CONVERSION OFFER AND, IF SO, THE NUMBER OF TRUST PREFERRED SECURITIES TO TENDER. PARTICIPATION IN THE CONVERSION OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFERING CIRCULAR IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Purpose and Effects of the Conversion Offer

Ford is making the conversion offer in order to increase its stockholders’ equity, reduce its debt level and reduce its interest expense. By reducing its overall leverage in this manner, Ford expects to improve its capital structure.

Terms of the Conversion Offer

Ford is offering to deliver a premium to holders of the Trust Preferred Securities for each Trust Preferred Security validly tendered and accepted for conversion pursuant to the terms and subject to the conditions of the conversion offer set forth in this offering circular. The premium offered in the conversion offer is represented by the Premium Shares valued at $14.25, as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered and accepted for conversion. The premium will be in addition to the number of shares of Ford Common Stock that you will receive in accordance with the terms of the Trust Preferred Securities upon exercise of your conversion rights pursuant to the terms of the Trust Preferred Securities. For purposes hereof, the volume-weighted average of the reported sales prices of Ford Common Stock means, for the applicable period, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page F UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the first day of the applicable period until the scheduled close of trading of the primary trading session on the last trading day of the applicable period (or if such volume-weighted average price is unavailable, the market value of one share of Ford Common Stock on such trading days determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Ford).

The conversion ratio for the Trust Preferred Securities is 2.8249 shares of Ford Common Stock for each Trust Preferred Security validly converted, subject to certain adjustments described in the section of this offering circular entitled “Description of Trust Preferred Securities.” If all Trust Preferred Securities that were outstanding as of June 29, 2007 were validly tendered and accepted for conversion in the conversion offer, Ford would issue an aggregate of approximately 282,485,762 shares of Ford Common Stock upon conversion of those Trust Preferred Securities pursuant to the conversion terms of the Trust Preferred Securities, plus an aggregate of approximately 156,429,471 shares of Ford Common Stock constituting the Premium Shares, assuming for this illustrative purpose that the conversion offer expired on June 29, 2007 to determine the number of Premium Shares.

As of June 29, 2007, there were 99,998,500 Trust Preferred Securities outstanding. This offering circular, together with the letter of transmittal, is being sent to all beneficial owners of Trust Preferred Securities as of June 29, 2007.

The conversion offer is subject to the conditions described below under ‘‘— Conditions to the Conversion Offer.” Ford expressly reserves the right to delay acceptance of Trust Preferred Securities tendered pursuant to the conversion offer or the payment of the premium, or to withdraw or terminate the conversion offer and not accept any Trust Preferred Securities if, in its reasonable judgment, any of the conditions shall have occurred.

Any Trust Preferred Securities that are validly tendered and accepted for conversion pursuant to the conversion offer, together with a corresponding principal amount of Debentures, will be retired and cancelled upon conversion. Any shares of Trust Preferred Securities tendered but not accepted because of an invalid tender, the occurrence of certain other events set forth herein or otherwise will be credited to an account maintained at DTC designated by the participant therein who so delivered such Trust Preferred Securities, as promptly as practicable after the Expiration Date or the withdrawal or termination of the conversion offer.

Trust Preferred Securities not converted in the conversion offer will remain outstanding after the completion of the conversion offer. If a sufficiently large number of Trust Preferred Securities do not remain outstanding after the conversion offer, the trading market for the remaining outstanding Trust Preferred Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Trust Preferred Securities. In addition, the New York Stock Exchange may consider de-listing any outstanding Trust Preferred Securities if, following the conversion offer, (i) the number of publicly-held outstanding Trust Preferred Securities is less than 100,000, (ii) the number of holders of outstanding Trust Preferred Securities is less than 100, (iii) the aggregate market value of the outstanding Trust Preferred Securities is less than $1 million, or (iv) for any other reason based on the suitability for the continued listing of the outstanding Trust Preferred Securities in light of all pertinent facts as determined by the New York Stock Exchange. Ford does not intend to reduce the number of Trust Preferred Securities accepted in the conversion offer to prevent the delisting of the Trust Preferred Securities.

Expiration Date

The term “Expiration Date” means 5:00 p.m., New York City time, on July 31, 2007. However, if Ford extends the period of time for which the conversion offer remains open, the term “Expiration Date” means the latest time and date to which the conversion offer is so extended.

Settlement Date

The settlement date in respect of any Trust Preferred Securities that are validly tendered prior to the expiration of the conversion offer is expected to occur promptly (anticipated to be August 3, 2007) following the Expiration Date (presently contemplated to be July 31, 2007).

Fractional Shares

Fractional shares of Ford Common Stock will not be issued in the conversion offer. A holder otherwise entitled to a fractional share of Ford Common Stock pursuant to the terms of the conversion offer will receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of Ford Common Stock on the last business day immediately preceding the Expiration Date.

Conditions to the Conversion Offer

Ford will not be required to accept for conversion Trust Preferred Securities tendered pursuant to the conversion offer and may terminate or extend the conversion offer if, in its reasonable judgement, any condition to the conversion offer listed below shall have occurred. Ford may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of a tender offer, postpone the acceptance for conversion of Trust Preferred Securities validly tendered and not withdrawn prior to the Expiration Date of the conversion offer, if, in its reasonable judgement, any one of the following conditions has occurred, and has not been waived by Ford in its sole discretion:

•	there is any determination that the offer violates any law or interpretation of the staff of the Commission;

•	there is any threatened or pending action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the conversion offer, that is, or is reasonably likely to be, in Ford’s judgment, materially adverse to Ford’s business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in Ford’s judgment, prohibit, prevent, restrict or delay consummation of the conversion offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in Ford’s judgment, would or might prohibit, prevent, restrict or delay consummation of the conversion offer, or that is, or is reasonably likely to be, materially adverse to Ford’s business, operations, properties, condition, assets, liabilities or prospects;

•	there is or likely will be any material adverse change to Ford’s business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there is:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of Ford’s Common Stock;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in Ford’s judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or a materially significant escalation of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the conversion offer are for the sole benefit of Ford and their occurrence will be determined by Ford in its reasonable judgment. Any condition may be waived by Ford, in whole or in part, in Ford’s sole discretion on or before the Expiration Date of the conversion offer, whether or not any other condition of the conversion offer also is waived and regardless of the circumstances giving rise to the occurrence of any such condition. Ford has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances at the time of such waiver. Any determination made in accordance with this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

Ford expressly reserves the right to extend the conversion offer for such period or periods as it may determine in its sole discretion from time to time by giving written notice to the Conversion Agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the conversion offer, all Trust Preferred Securities previously tendered and not accepted for conversion will remain subject to the conversion offer and may, subject to the terms of the conversion offer, be accepted for conversion by Ford.

Ford also expressly reserves the right, at any time or from time to time, whether or not the conditions to the conversion offer have been satisfied, subject to and in accordance with applicable law, to:

•	delay the acceptance for conversion of Trust Preferred Securities;

•	waive any condition or otherwise amend the terms of the conversion offer in any respect prior to the expiration of the conversion offer, by giving written notice of such waiver or amendment to the conversion agent; or

•	terminate or withdraw the conversion offer for any reason, by giving written notice of such termination or withdrawal to the Conversion Agent.

Other than an extension of the conversion offer, Ford is not aware of any circumstance that would cause it to delay acceptance of any validly tendered Trust Preferred Securities.

If Ford makes a material change in the terms of the conversion offer or the information concerning the conversion offer, or waives a material condition of the conversion offer, it will promptly disseminate disclosure regarding the changes to the conversion offer and extend the conversion offer, if required by law, to ensure that the conversion offer remains open for a minimum of five business days from the date we disseminate disclosure regarding the changes.

If Ford makes a change in the number of Trust Preferred Securities sought or the amount of consideration offered in the conversion offer, it will promptly disseminate disclosure regarding the changes and extend the conversion offer, if required by law, to ensure that the conversion offer remains open for a minimum of ten business days from the date Ford disseminates disclosure regarding the changes.

Any waiver, amendment or modification will apply to all Trust Preferred Securities tendered, regardless of when or in what order such Trust Preferred Securities were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

Except as set forth above or as otherwise required by law, without limiting the manner in which Ford may choose to make any public announcement, Ford will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

Ford expressly reserves the right to terminate the conversion offer if, in its reasonable judgment, any of the conditions set forth above under ‘‘— Conditions to the Conversion Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if Ford terminates the conversion offer, it will give immediate notice thereof to the Conversion Agent. If the conversion offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered Trust Preferred Securities in connection with the conversion offer, and any Trust Preferred Securities you have tendered that Ford has not accepted for conversion will be returned promptly to you.

Procedures for Tendering Trust Preferred Securities

The outstanding Trust Preferred Securities are represented by a global certificate registered in the name of DTC. DTC is the only registered holder of the Trust Preferred Securities. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Trust Preferred Securities only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Trust Preferred Securities through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender Trust Preferred Securities, you should contact your DTC participant promptly and instruct it to tender your Trust Preferred Securities on your behalf.

How to tender if you are a DTC participant.

To participate in the conversion offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the Conversion Agent prior to the Expiration Date.

In addition, either:

•	the Conversion Agent must receive, prior to the Expiration Date, a properly transmitted agent’s message; or

•	the Conversion Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Trust Preferred Securities into the Conversion Agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.

If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the Conversion Agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this offering circular and the front cover of the letter of transmittal prior to the Expiration Date.

The tender by a holder that is not withdrawn prior to Ford’s acceptance of the tender will constitute a binding agreement between the holder and Ford in accordance with the terms and subject to the conditions described in this offering circular and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the Conversion Agent is at your election and risk. Rather than mail these items, we recommend that you either deliver them by facsimile (and confirm receipt of the facsimile by the Conversion Agent) or use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the Conversion Agent before the Expiration Date. You should not send the letter of transmittal to Ford or the Trust.

Signatures and signature guarantees.

If you are using a letter of transmittal or notice of withdrawal (as described below), you must have signatures guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of

Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the Trust Preferred Securities are tendered for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s automated tender offer program.

The Conversion Agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (ATOP) to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the Conversion Agent, transmit an acceptance of the conversion offer electronically. DTC participants may do so by causing DTC to transfer the Trust Preferred Securities to the Conversion Agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the Conversion Agent.

The term “agent’s message” means a message transmitted by DTC, received by the Conversion Agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its automated tender offer program that it is tendering Trust Preferred Securities that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such DTC participant.

Determination of Validity

Ford will determine in its sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Trust Preferred Securities. Ford reserves the absolute right to reject any and all Trust Preferred Securities not validly tendered or any Trust Preferred Securities whose acceptance by Ford would, in the opinion of Ford’s counsel, be unlawful. Ford also reserves the right to waive any defects or irregularities either before or after the Expiration Date. Ford’s interpretation of the terms and conditions of the conversion offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Trust Preferred Securities must be cured within a time period that Ford will determine. Neither Ford, the Conversion Agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Trust Preferred Securities will not be considered to have been made until any defects or irregularities have been cured or waived. Any Trust Preferred Securities received by the Conversion Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Conversion Agent to the tendering owners, via the facilities of DTC, as soon as practicable following the Expiration Date.

Withdrawals of Tenders

You may validly withdraw Trust Preferred Securities that you tender at any time prior to the Expiration Date, which is 5:00 p.m., New York City time, on July 31, 2007, unless Ford extends it. In addition, if not previously returned, you may withdraw any Trust Preferred Securities that you tender that are not accepted by Ford for conversion by August 27, 2007, which is 40 business days from the commencement of the conversion offer. For a withdrawal of Trust Preferred Securities to be effective, you must comply with the appropriate procedures of DTC’s ATOP system prior to the Expiration Date, or send a facsimile transmission or letter containing a notice of withdrawal to the Conversion Agent prior to the Expiration Date. Such notice of withdrawal must (i) specify the name of the Holder who tendered the Trust Preferred Securities to be withdrawn, (ii) contain the number of Trust Preferred Securities to be withdrawn, (iii) contain the Transaction Code Number(s) of the Trust Preferred Securities, (iv) contain a statement that such Holder is withdrawing his election to tender his Trust Preferred Securities, and (v) be signed by the Holder of such Trust Preferred Securities in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to Ford that the person withdrawing the tender has succeeded to the beneficial ownership of the Trust Preferred Securities. Any notice of withdrawal must identify the Trust Preferred Securities to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

If Ford extends the conversion offer, is delayed in its acceptance of the Trust Preferred Securities for conversion or is unable to accept Trust Preferred Securities pursuant to the conversion offer for any reason, then, without prejudice to Ford’s rights under the conversion offer, the Conversion Agent may retain tendered Trust Preferred Securities, and such Trust Preferred Securities may not be withdrawn except as otherwise provided in this offering circular, subject to provisions under the Exchange Act that provide that an issuer making a conversion offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the conversion offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by Ford. Ford’s determination will be final and binding on all parties. Any Trust Preferred Securities withdrawn will be deemed not to have been validly tendered for purposes of the conversion offer, and no such Trust Preferred Securities will be converted unless the Trust Preferred Securities so withdrawn are validly re-tendered. Any Trust Preferred Securities that have been tendered but which are effectively withdrawn will be credited by the Conversion Agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn Trust Preferred Securities may be re-tendered by following the procedures described above under ‘‘— Procedures for Tendering Trust Preferred Securities” at any time prior to the Expiration Date.

Acceptance; Conversion of Trust Preferred Securities

On the Expiration Date, the Conversion Agent will tender to Ford an aggregate principal amount of Debentures equal to the aggregate Liquidation Amount of Trust Preferred Securities tendered for conversion in the offer whereupon Ford will deliver to the Conversion Agent for delivery to tendering holders of the Trust Preferred Securities (i) the number of shares of Ford Common Stock into which the Trust Preferred Securities tendered are convertible in satisfaction of the shares of Ford Common Stock the tendering holders are entitled to receive upon conversion of their Trust Preferred Securities plus (ii) the aggregate number of shares of Ford Common Stock constituting the Premium Shares deliverable to tendering holders pursuant to the terms of the conversion offer. The term “Liquidation Amount” means an amount with respect to the assets of the Trust equal to $50 per Trust Preferred Security.

Ford will issue the Ford Common Stock (including the additional shares of Ford Common Stock representing the Premium Shares), and cause it to be delivered, upon the terms of the conversion offer and applicable law upon conversion of Trust Preferred Securities validly tendered in the conversion offer promptly after the Expiration Date and Ford’s acceptance of the validly tendered Trust Preferred Securities. For purposes of the conversion offer, Ford will be deemed to have accepted for conversion validly tendered Trust Preferred Securities or defectively tendered Trust Preferred Securities with respect to which Ford has waived such defect, when, as and if Ford gives written notice of such acceptance to the Conversion Agent.

Ford will pay for Trust Preferred Securities accepted for conversion by it pursuant to the conversion offer by depositing the Ford Common Stock with the Conversion Agent. The Conversion

Agent will act as your agent for the purpose of receiving Ford Common Stock from Ford and transmitting such Ford Common Stock to you. Trust Preferred Securities will be cancelled upon conversion.

In all cases, issuance of shares of Ford Common Stock for Trust Preferred Securities accepted for conversion by Ford pursuant to the conversion offer will be made promptly (anticipated to be August 3, 2007) after the Expiration Date and will be credited by the Conversion Agent to the appropriate account at DTC, subject to receipt by the Conversion Agent of:

•	timely confirmation of a book-entry transfer of the Trust Preferred Securities into the Conversion Agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering Trust Preferred Securities” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

Return of Unaccepted Trust Preferred Securities

Any tendered Trust Preferred Securities that are not accepted for conversion by Ford will be returned without expense to their tendering holder. Such non-converted Trust Preferred Securities will be credited by the Conversion Agent to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the conversion offer.

Compliance With State Securities Laws

Ford is making the conversion offer to all holders of outstanding Trust Preferred Securities. Ford is not aware of any jurisdiction in the United States in which the making of the conversion offer is not in compliance with applicable law. If Ford becomes aware of any jurisdiction in the United States in which the making of the conversion offer would not be in compliance with applicable law, it will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, Ford cannot comply with any such law, the conversion offer will not be made to, nor will tenders of Trust Preferred Securities be accepted from or on behalf of, the holders of Trust Preferred Securities residing in any such jurisdiction.

Foreign Securities Laws Matters

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of shares of Ford Common Stock, or the possession, circulation or distribution of this offering circular or any other material relating to Ford or shares of Ford Common Stock in any jurisdiction where action for that purpose is required. Accordingly, this conversion offer may not be made, directly or indirectly, and neither this offering circular nor any other offering material or advertisements in connection with shares of Ford Common Stock or this conversion offer may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

This offering circular does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to this conversion offer, the distribution of this offering circular, and the resale of the shares of Ford Common Stock.

Brokerage Commissions

You are not required to pay any brokerage commissions to the Information Agent, the Conversion Agent, Ford or the Trust. If your Trust Preferred Securities are held through a broker or other nominee who tenders Trust Preferred Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Transfer Taxes

Ford is not aware of any obligation of holders who tender their Trust Preferred Securities for conversion in the conversion offer to pay any transfer taxes. However, if transfer tax would apply to the conversion offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to Ford by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of Trust Preferred Securities under applicable law in connection with the conversion offer.

Accounting Treatment

To account for the conversion offer, Ford will record a decrease in Long-term debt equal to the aggregate principal amount of the Debentures surrendered for conversion in connection with the conversion of the Trust Preferred Securities and will record an increase to its stockholders’ equity by a corresponding amount, reduced by the costs incurred in connection with the conversion offer and the unamortized deferred charges incurred in connection with the original issuance of the Trust Preferred Securities tendered for conversion. Ford will record an expense to Income/(loss) before income taxes equal to the excess of the fair value of the number of shares of Ford Common Stock issued upon conversion of the Trust Preferred Securities over the fair value of the number of shares of Ford Common Stock issuable pursuant to the conversion terms of the Trust Preferred Securities.

Assuming 100% of the outstanding Trust Preferred Securities are tendered and accepted for conversion, the pre-tax expense is estimated to be $1.47 billion based on the closing trading price of Ford Common Stock on June 29, 2007.

Subsequent Repurchases of Trust Preferred Securities

Whether or not the conversion offer is consummated, Ford or its affiliates may from time to time acquire Trust Preferred Securities, other than pursuant to the conversion offer, through open market purchases, privately negotiated transactions, tender offers, conversion offers or otherwise, upon such terms and at such prices as Ford may determine, which may be greater or less than the value of the shares of Ford Common Stock to be delivered for each Trust Preferred Security validly tendered and accepted pursuant to the conversion offer and could be for cash or other consideration, including shares of Ford Common Stock. Any such purchases of Trust Preferred Securities or Ford Common Stock or rights to acquire such securities will not be made by Ford or its affiliates during the ten business day period following the completion or termination of the conversion offer in compliance with Rule 13e-4(f)(6) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

COMPARISON OF RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES
AND HOLDERS OF FORD COMMON STOCK

The following is a description of the material differences between the rights of holders of Trust Preferred Securities and holders of Ford Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire offering circular, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Trust Preferred Securities and a holder of shares of Ford Common Stock.

Ranking

In any liquidation or bankruptcy of Ford, Ford Common Stock would rank below all claims against Ford of holders of any of its indebtedness, including the Debentures and, as a result of what amounts to the full and unconditional guarantee of the Trust Preferred Securities provided by Ford, the Trust Preferred Securities. Upon a voluntary or involuntary liquidation or bankruptcy of Ford, the property trustee of the Trust, as holder of the Debentures, would be a subordinated creditor of Ford, subordinated in right of payment to all senior debt of Ford, but entitled to receive payment in full of principal and interest before any holders of Ford Common Stock or Class B Stock receive any payments or distributions. Upon receipt by the property trustee of any such principal and interest on the Debentures, the property trustee will pay the amounts received, after payment of all liabilities to creditors of the Trust, to the holders of the Trust Preferred Securities. Therefore, holders of Ford Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of Ford until after Ford’s obligations to creditors, including the holders of the Debentures, have been satisfied in full.

Dividends/Distributions

Ford’s Board of Directors has not declared dividends on Ford Common Stock or Class B Stock since the third quarter of 2006. Furthermore, Ford’s senior secured credit facility contains a covenant restricting Ford from paying any dividends (other than dividends payable solely in stock) on the Ford Common Stock and Class B Stock. As a result, it is unlikely that Ford will pay any dividends on the Ford Common Stock in the foreseeable future. In any event, the declaration and payment of future dividends by Ford’s Board of Directors will be dependent upon Ford’s earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6.50% of the liquidation amount of $50 per Trust Preferred Security. However, Ford has a right to defer payments of interest on the Debentures for up to 20 consecutive quarterly interest periods. Because the ability of the Trust to pay distributions on the Trust Preferred Securities depends on the receipt of interest payments from Ford on the Debentures, if Ford were to defer the payment of interest on the Debentures, the Trust would defer the quarterly distributions on the Trust Preferred Securities for a corresponding period.

Listing

Ford Common Stock is listed on the New York Stock Exchange under the symbol “F.” The Trust Preferred Securities is listed on the New York Stock Exchange under the symbol “F PrS.”

Voting Rights

Holders of shares of Ford Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Except in very limited circumstances and as required under Delaware law, holders of the Trust Preferred Securities do not have any voting rights. The property trustee of the Trust has the power to exercise all rights, powers and privileges under the Indenture, including the Trust’s right to enforce Ford’s obligation under the Debentures upon the occurrence of an event of default, and also has the right to enforce the preferred securities guarantee on behalf of the holders of the Trust Preferred Securities.

Conversion

Each Trust Preferred Security is convertible at any time and from time to time, into fully paid and nonassessable shares of Ford Common Stock. The Trust Preferred Securities are convertible at a conversion price of $17.70 per share, subject to adjustments. The number of shares of Ford Common Stock deliverable upon conversion of a Trust Preferred Security, commonly referred to as the conversion ratio, is 2.8249, subject to adjustment, which represents the liquidation preference divided by the conversion price. Ford Common Stock is not convertible into any other security.

DESCRIPTION OF FORD CAPITAL STOCK

This section contains a description of Ford’s capital stock. This description includes not only Ford Common Stock, but also Ford’s Class B stock and preferred stock, certain terms of which affect Ford Common Stock. The following summary of the terms of Ford’s capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Ford’s authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock. As of June 29, 2007, Ford had outstanding 1,827,941,855 shares of common stock, 70,852,076 shares of Class B stock and no shares of preferred stock.

Ford Common Stock and Class B Stock

Rights to Dividends and on Liquidation.  Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by Ford’s board of directors, except as stated below under the subheading “Stock Dividends.” Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General.  All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, Ford could in the future create series of preferred stock with voting rights equal to or greater than Ford’s common stock or Class B stock. Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in Ford’s restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power. If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%. If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share. Based on the number of shares of Class B stock and common stock outstanding as of March 14, 2007, the record date for Ford’s most recent meeting of shareholders, each holder of Class B stock was entitled to 17.166 votes per share. Of the outstanding Class B stock as of March 14, 2007, 51,674,255 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default.  It would be customary for any preferred stock that Ford may issue to provide that if at any time Ford is delinquent in the payment of six or more dividend periods worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in Ford’s Series B preferred stock.

Non-Cumulative Voting Rights.  Ford Common Stock and Class B stock, as well as any preferred stock with voting power Ford may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class.  If Ford wants to take any of the following actions, Ford must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of Ford’s restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of Ford’s property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to Ford’s stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law.  In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock.  In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights.  Holders of common stock do not have any right to purchase additional shares of common stock if Ford sells shares to others. If, however, Ford sells Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock. In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then Ford must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends.  If Ford declares and pays a dividend in its stock, it must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock.  If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution.  If Ford increases the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if Ford consolidates or combines all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

Ford may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, Ford’s board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. For any series of preferred stock that Ford may issue, Ford’s board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon Ford’s liquidation, dissolution or winding up of its affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on Ford’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on Ford’s ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that Ford may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by Ford’s board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

DESCRIPTION OF TRUST PREFERRED SECURITIES

This description summarizes the material terms of the Trust Preferred Securities and the material provisions of the documents described below. This description is subject to, and is qualified in its entirety by reference to, all of the provisions of the documents described below (including the definitions therein of certain terms), forms of which were incorporated by reference as exhibits to the registration statement under which the Trust Preferred Securities were registered with the Commission.

General

The Declaration of Trust authorizes the administrative trustees, on behalf of the Trust, to issue the Trust Preferred Securities and the common securities, which are together sometimes referred to in this offering circular as the “Trust Securities.” The Trust Securities represent undivided beneficial interests in the assets of the Trust. Ford owns all of the common securities of the Trust. The common securities rank equally with the Trust Preferred Securities, and payments to Ford on the common securities are to be made on a proportionate basis with the Trust Preferred Securities, except as described below under “— Subordination of Common Securities.” Legal title to the Debentures is held by the property trustee in trust for the benefit of the holders of the Trust Preferred Securities and common securities.

The Declaration of Trust does not permit the Trust to issue any securities other than the Trust Preferred Securities and the common securities or to incur any indebtedness. Ford has guaranteed on a subordinated basis the payment of distributions by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, to the extent the Trust has funds available to make these payments, as described under “Description of the Trust Preferred Securities Guarantee.” The Trust Preferred Securities Guarantee is held by the guarantee trustee for the benefit of the holders of the Trust Preferred Securities. The Trust Preferred Securities Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. The remedy of a holder of Trust Preferred Securities in such an event is as described below under “— Enforcement of Certain Rights by Holders of Trust Preferred Securities” and “Description of the Trust Preferred Securities Guarantee — Events of Default; Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Distributions

Distributions on each Trust Preferred Security are payable at the annual rate of 6.50% of the liquidation preference of $50 per preferred security. Distributions are cumulative and are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months.

So long as no indenture event of default has occurred and is continuing, Ford has the right under the Indenture governing the Debentures to defer the payment of interest on the Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period, provided that Ford may not defer the payment of interest beyond the stated maturity of the Debentures. If Ford defers the payment of interest on the Debentures, the Trust will defer the quarterly distributions on the Trust Preferred Securities for a corresponding period. In this case, distributions on the Trust Preferred Securities will continue to accrue and will accumulate additional distributions thereon at an annual rate of 6.50%, compounded quarterly from the relevant payment date for such distributions. The term “distributions” as used in this offering circular includes any such additional distributions.

If Ford elects to defer the payment of interest on the Debentures, it may not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common or Class B stock, preferred stock, or any other securities similar to the

Trust Preferred Securities or debt securities ranking equally with or junior to the Debentures or make any guarantee payments with respect to such securities.

Notwithstanding the foregoing, Ford may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment by way of securities, including capital stock, that rank equally with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;

•	pay dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Ford, of any of its preferred stock in accordance with the terms of such stock;

•	make payments under the Trust Preferred Securities Guarantee;

•	purchase Ford Common Stock issued under any of Ford’s benefit plans for its directors, officers or employees;

•	make payments or distributions in connection with a reclassification of Ford’s capital stock or the exchange or conversion of one series or class of Ford’s capital stock for another series or class of Ford’s capital stock; and

•	purchase fractional interests in shares of Ford’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Before the termination of any such deferral period, Ford may further extend the interest payment period, provided that no deferral period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such deferral period and the payment of all amounts then due on any interest payment date, Ford may elect to begin a new deferral period. See “Description of the Debentures — Option to Extend Interest Payment Period.” Consequently, there could be multiple deferral periods of varying lengths throughout the term of the Debentures. Any deferral period with respect to payment of interest on the Debentures will also apply to distributions with respect to the Trust Preferred Securities and all other securities with similar terms.

Ford has no current intention to exercise its right to defer payments of interest by extending the interest payment period on the Debentures.

Distributions on the Trust Preferred Securities will be made on the dates payable, subject to the deferral provisions described above, to the extent that the Trust has funds available for the payment of such distributions in the property account. The funds of the Trust available for distribution to holders of the Trust Preferred Securities will be limited to payments received by the Trust from Ford under the Debentures. See “Description of the Debentures.” If Ford does not make interest payments on such Debentures, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities. The payment of distributions (if and to the extent the Trust has funds on hand available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by Ford on a limited and subordinated basis as described under “Description of the Trust Preferred Securities Guarantee.”

Distributions on the Trust Preferred Securities are payable to the holders thereof as they appear on the register of the Trust at the close of business on the relevant record date, which shall be the fifteenth day (whether or not a business day) next preceding the relevant distribution date. As long as the Trust Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Declaration of Trust, each such payment will be made as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Conversion Rights

The Trust Preferred Securities are convertible into shares of Ford Common Stock at any time before the close of business on January 15, 2032 (or, in the case of the Trust Preferred Securities called for redemption, before the close of business on the business day before the applicable redemption date) at the option of the holders of Trust Preferred Securities and in the manner described below, at a conversion rate of 2.8249 shares of Ford Common Stock for each preferred security (equivalent to a conversion price of $17.70 per share of Ford Common Stock), subject to adjustment as described below.

If a Trust Preferred Security is surrendered for conversion after the close of business on any regular record date for payment of a distribution and before the opening of business on the corresponding distribution payment date, then, notwithstanding such conversion, the distribution payable on such distribution payment date will be paid in cash to the person in whose name the Trust Preferred Security is registered at the close of business on such record date, and, other than a Trust Preferred Security or a portion of a Trust Preferred Security called for redemption on a redemption date occurring after such record date and before such distribution payment date, when so surrendered for conversion, the Trust Preferred Security must be accompanied by payment of an amount equal to the distribution payable on such distribution payment date.

The terms of the Trust Preferred Securities provide that a holder of Trust Preferred Securities wishing to exercise its conversion right shall surrender such Trust Preferred Securities, together with an irrevocable conversion notice, to Computershare Trust Company, N.A. (f/k/a the EquiServe Trust Company, N.A.), as conversion agent, who shall, on behalf of such holder, exchange such Trust Preferred Securities for an equivalent amount of Debentures and immediately convert such Debentures into Ford Common Stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. So long as a book-entry system for the Trust Preferred Securities is in effect, however, procedures for converting the Trust Preferred Securities into shares of Ford Common Stock will differ, as described below under “— Certain Book-Entry Procedures for Global Certificates.”

No fractional shares of Ford Common Stock will be issued as a result of conversion. Instead, Ford will pay holders cash in lieu thereof based on the closing market price of Ford Common Stock on the date such Trust Preferred Securities are surrendered for conversion.

Conversion Price Adjustments — General

The initial conversion price is subject to adjustment upon certain events, including:

•	the issuance of Ford Common Stock as a dividend or distribution with respect to the outstanding shares of Ford Common Stock;

•	subdivisions or combinations of Ford Common Stock;

•	the issuance of any shares of capital stock by reclassification of Ford Common Stock;

•	the issuance to holders of Ford Common Stock generally of shares of Ford Common Stock, securities exercisable for or exchangeable or convertible into shares of Ford Common Stock or rights or warrants to subscribe for Ford Common Stock, in each case at less than the then current market price;

•	the distribution to holders of Ford Common Stock generally of shares of capital stock of Ford (other than Ford Common Stock) or of evidences of indebtedness, assets (excluding dividends or distributions paid exclusively in cash) or rights or warrants to subscribe for securities of Ford other than those mentioned above;

•	the payment of dividends or other distributions (other than regular quarterly dividends) consisting exclusively of cash to all holders of Ford common and Class B stock if such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by Ford or any of its subsidiaries for Ford common and/or Class B stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 17.5% of Ford’s market capitalization on the record date for such distribution; and

•	the purchase of Ford common and/or Class B stock pursuant to a tender offer made by Ford or any of its subsidiaries if the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by Ford or any of its subsidiaries for Ford common and/or Class B stock expiring within the preceding 12 months for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the paragraph above to all holders of Ford common and Class B stock within the preceding 12 months for which no adjustment has been made, exceeds 17.5% of Ford’s market capitalization on the expiration date of such tender offer.

No adjustment of the conversion price will be required to be made (i) for the issuance of any shares of Ford Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Ford and the investment of additional optional amounts in shares of Ford Common Stock under any such plan, and the issuance of any shares of Ford Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of Ford, pursuant to any option, warrant or exercisable, exchangeable or convertible security (including, but not limited to, Class B Stock) outstanding as of the date hereof or (ii) in any case until cumulative adjustments amount to one percent or more of the conversion price. Ford reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Ford to its stockholders shall not be taxable.

If Ford makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Ford, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion price of the Trust Preferred Securities is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the Trust Preferred Securities.

Conversion Price Adjustments — Fundamental Change

If Ford shall be a party to any transaction or series of transactions constituting a fundamental change (as defined below), including, without limitation, a merger, consolidation, sale of all or substantially all of Ford’s assets or recapitalization of Ford Common Stock and excluding certain of the transactions described above under “— General,” then appropriate provision shall be made so that the holder of any Trust Preferred Securities then outstanding shall have the right thereafter to convert such Trust Preferred Securities:

•	if any such transaction does not constitute a common stock fundamental change (as defined below), into the kind and amount of the securities, cash or other property as the holder of the Trust Preferred Securities would have received upon such merger, consolidation, sale or recapitalization had such holder converted its Trust Preferred Securities into shares of Ford Common Stock immediately before such merger, consolidation, sale or recapitalization, after, in the case of a fundamental change other than a common stock fundamental change, giving effect to any adjustment in the conversion price in accordance with the debenture; and

•	if any such transaction constitutes a common stock fundamental change, into shares of common stock of the kind received by holders of Ford Common Stock as a result of such common stock fundamental change in an amount determined in accordance with the debenture.

“Fundamental change” means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the common stock of Ford is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

In a fundamental change transaction where all or substantially all the Ford Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Ford Common Stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (“common stock fundamental change”), the conversion price adjustments are designed to provide in effect that:

•	where Ford Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each preferred security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares equals the value of the shares of Ford Common Stock into which such preferred security was convertible immediately before the transaction; and

•	where Ford Common Stock is converted solely into such common stock, each preferred security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Ford Common Stock into which such preferred security was convertible immediately before such transaction.

In a fundamental change transaction that does not constitute a common stock fundamental change transaction, the conversion price adjustment is designed to increase the securities, cash or property into which each preferred security is convertible.

Special Event Redemption

Ford may redeem the Debentures, at its option, before the maturity of the Debentures at a redemption price equal to 100% of the principal amount of the Debentures so redeemed plus any accrued and unpaid interest:

•	at any time, in whole but not in part, within 90 days after an investment company event, as described below; and

•	at any time, in whole or in part, within 90 days after a tax event, as described below.

Promptly following any such redemption of the Debentures, the Trust will redeem Trust Preferred Securities and common securities of the Trust having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures redeemed at a redemption price equal to the liquidation amount of such Trust Securities plus accrued and unpaid distributions thereon to the redemption date. The common securities will be redeemed on a proportionate basis with the Trust Preferred Securities, except that if a Declaration of Trust event of default has occurred and is continuing, the Trust Preferred Securities will have a priority over the common securities with respect to the redemption price.

If a tax event occurs and is continuing and Ford does not elect to redeem the Debentures or distribute the Debentures in liquidation of the Trust (see “— Distribution of Debentures”), Ford will pay all additional taxes and other expenses of the Trust (see “Description of the Trust Preferred Securities — Expenses of the Trust”), so that the amount of distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes and other expenses to which the Trust has become subject as a result of a tax event.

A “tax event” means the receipt by the property trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of:

•	any amendment to, or change, including any announced prospective change, in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or

•	as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Declaration of Trust, there is more than an insubstantial risk that:

•	the Trust is, or within 90 days of the date thereof will be, subject to United States federal income tax with respect to income received or accrued on the Debentures,

•	interest payable by Ford on such Debentures is not, or within 90 days of the date thereof will not be, deductible by Ford, in whole or in part, for United States federal income tax purposes, or

•	the Trust is, or within 90 days of the date thereof will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An “investment company event” means the receipt by the property trustee, on behalf of the Trust, of an opinion of counsel, rendered by a law firm having a recognized national securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority effective on or after the date of original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

The Trust may not redeem the Trust Preferred Securities in part unless all accrued and unpaid distributions have been paid in full on all outstanding Trust Preferred Securities for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities to be so redeemed will be selected by DTC as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Optional Redemption

Except as provided below under “— Mandatory Redemption” and “— Special Event Redemption” above, the Trust may not redeem the Trust Preferred Securities before January 15, 2007.

On and after such date, upon any permitted redemption by Ford of the Debentures, the Trust Preferred Securities are subject to redemption, in whole or in part, at the following prices per share plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing January 15 in each of the following years indicated:

Year	Redemption Price

2007	$51.63
2008	51.30
2009	50.98
2010	50.65
2011	50.33
2012 and thereafter	50.00

The Trust may not redeem the Trust Preferred Securities in part unless all accrued and unpaid distributions have been paid in full on all outstanding Trust Preferred Securities for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding Trust Preferred Securities are to be redeemed, the Trust Preferred Securities to be so redeemed will be selected by DTC as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Mandatory Redemption

Upon repayment of the Debentures at maturity or as a result of the acceleration of the Debentures upon the occurrence of an indenture event of default, the Trust shall use the cash it receives to redeem Trust Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures so repaid plus accrued and unpaid distributions. In the case of acceleration of the Debentures, the Trust will redeem the Trust Preferred Securities only after it actually receives repayment of the Debentures.

Redemption Procedures

The property trustee will give the holders of the Trust Preferred Securities at least 30, but not more than 60 days’ notice of any redemption of Trust Preferred Securities, which notice will be irrevocable. If the property trustee gives a notice of redemption of the Trust Preferred Securities, then by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with DTC or the Conversion Agent, as the case may be, funds sufficient to pay the applicable redemption price to the extent Ford has paid the property trustee a sufficient amount of cash in connection with the related redemption or repayment of the Debentures. The property trustee will also give DTC or the Conversion Agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Trust Preferred Securities. See “— Form, Transfer, Exchange and Book-Entry Procedures.” If such Trust Preferred Securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities.

If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, immediately before the close of business on the date of such deposit, distributions will cease to accrue on the Trust Preferred Securities called for redemption, such Trust Preferred Securities shall no longer be deemed to be outstanding and all rights of the holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price, but without interest on such redemption price.

If payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Ford pursuant to the Trust Preferred Securities Guarantee as described under “Description of the Trust Preferred Securities Guarantee,” distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law including, without limitation, United States federal securities law, Ford or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Payment of the redemption price on the Trust Preferred Securities and any distribution or exchange of Debentures to holders of Trust Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Trust Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a business day) before the redemption date or liquidation date, as applicable.

If the Trust redeems less than all of the Trust Securities on a redemption date, then the aggregate liquidation amount of such Trust Securities to be redeemed shall be allocated proportionately among the Trust Preferred Securities and the common securities. The property trustee shall select the particular Trust Preferred Securities to be redeemed not more than 45 days before the redemption date from the outstanding Trust Preferred Securities not previously called for redemption, by lot or by such method as the property trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the liquidation amount of the Trust Preferred Securities. The property trustee shall promptly notify the Conversion Agent in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of Trust Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Declaration of Trust, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities that has been or is to be redeemed.

Distribution of Debentures

At any time, Ford has the right to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Debentures to be distributed to the holders of the Trust Preferred Securities and common securities in liquidation of the Trust. Circumstances under which Ford may determine to exercise such right could include:

•	the occurrence of a tax event or an investment company event;

•	adverse tax consequences to Ford or the Trust that are not within the definition of a tax event because they do not result from an amendment or change described in such definition; or

•	changes in the accounting requirements applicable to the Trust Preferred Securities as described under “Accounting Treatment.”

Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is not treated as an association taxable as a corporation for United States federal income tax purposes, a distribution of the Debentures would not be a taxable event to the Trust and holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the Trust Preferred Securities. See “United States Federal Income Tax Considerations — Distribution of the Debentures Upon Liquidation of the Trust.”

After the liquidation date fixed for any distribution of the Debentures:

•	the Trust Preferred Securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of such Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution; and

•	any certificates representing such Trust Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Preferred Securities until such certificates are presented to the property trustee for transfer or reissuance.

For a description of DTC and the terms of the depository arrangements, see “— Form, Transfer, Exchange and Book-Entry Procedures” and “— Certain Book-Entry Procedures for Global Certificates” below.

Liquidation Distribution Upon Dissolution

In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the Trust, any of which are referred to as a liquidation, the holders of the Trust Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per preferred security plus accrued and unpaid distributions to the date of payment, unless, in connection with the liquidation, Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such trust securities, have been distributed on a proportionate basis to the holders of Trust Securities in exchange for such Trust Securities. See “— Distribution of Debentures.”

If, upon any liquidation, the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay it in full, then the Trust will pay the amounts on a proportionate basis. The holder(s) of the common securities will be entitled to receive liquidation distributions upon any such liquidation on a proportionate basis with the holders of the Trust Preferred Securities, except that if an indenture event of default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the common securities in those liquidation distributions. See “— Subordination of Common Securities” below.

Pursuant to the Declaration of Trust, the Trust shall automatically dissolve upon expiration of its term on January 15, 2032 and shall also dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Ford;

•	written direction by Ford, as sponsor, to the property trustee to dissolve the Trust (which direction is optional and wholly within the discretion of Ford, as sponsor) and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to distribute the Debentures to the holders of the Trust Securities;

•	the redemption or conversion of all of the Trust Preferred Securities and common securities; and

•	the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the Trust Preferred Securities and common securities of the Trust shall be made on a proportionate basis based on the liquidation amount of such Trust Securities; provided, however, that if on any distribution date or redemption date a Declaration of Trust event of default, as described below, shall have occurred and be continuing,

•	no payment of any distribution on, or redemption price of, any of the common securities of the Trust, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Trust Preferred Securities for all distribution periods ending on or before such distribution date or redemption date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for; and

•	all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

In the case of any Declaration of Trust event of default, Ford as holder of the common securities will be deemed to have waived any right to act with respect to any such Declaration of Trust event of default until all such Declaration of Trust events of default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all such indenture events of default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Ford as holder of the common securities, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

Declaration of Trust Events of Default

An event of default under the Indenture, referred to in this offering circular as an indenture event of default, constitutes an event of default under the Declaration of Trust with respect to the Trust Securities whatever the reason for such indenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Any event of default under the Declaration of Trust is referred to in this offering circular as a Declaration of Trust event of default.

Within ten days after the occurrence of any Declaration of Trust event of default actually known to the property trustee, the property trustee shall transmit notice of such Declaration of Trust event of default to the holders of the Trust Preferred Securities, the administrative trustees and Ford, as sponsor, unless such Declaration of Trust event of default shall have been cured or waived. Ford, as sponsor, and the administrative trustees, on behalf of the Trust, are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration of Trust.

If a Declaration of Trust event of default has occurred and is continuing, the Trust Preferred Securities shall have preference over the common securities upon termination of the Trust as described above. See “— Subordination of Common Securities.” The existence of a Declaration of Trust event of default does not entitle the holders of Trust Preferred Securities to accelerate the maturity of the Trust Preferred Securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If a Declaration of Trust event of default has occurred and is continuing, then a holder of the Trust Preferred Securities will rely on the property trustee to enforce its rights as a holder of the Debentures against Ford. In addition, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the Declaration of Trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the Debentures. No holder of Trust Preferred Securities may institute any action directly against Ford under the indenture unless:

•	such holder previously shall have given the property trustee written notice of default and continuance thereof; and

•	the holders of not less than 25% in principal amount of the Trust Preferred Securities then outstanding shall have requested the property trustee to institute such action and shall have offered the property trustee reasonable indemnification; and

•	the property trustee shall not have instituted such action within 90 days of such request.

Notwithstanding the foregoing, if a Declaration of Trust event of default has occurred and is continuing and such event is attributable to the failure of Ford to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Trust Preferred Securities may sue Ford directly to collect its proportionate share of payments owed, without first:

•	directing the property trustee to enforce the terms of the Debentures;

•	instituting a legal proceeding against Ford to enforce the property trustee’s rights under the Debentures; or

•	instituting a legal proceeding against the property trustee or any other person or entity.

Ford will be able to set off any payment made to a holder of Trust Preferred Securities against its obligation to make a corresponding payment of principal or interest, as the case may be, on the Debentures.

Merger or Consolidation of Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate Trust business of such trustee, shall be the successor of such trustee under the Declaration of Trust, provided such corporation shall be otherwise qualified and eligible.

Expenses of the Trust

Pursuant to the Declaration of Trust, Ford will pay all of the costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of any Trust securities the amounts due such holders pursuant to the terms of the Trust securities. Such costs, expenses and liabilities shall include any taxes to which the Trust may become subject, whether as a result of a tax event or otherwise, other than withholding taxes.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below.

The Trust may, at the request of Ford, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided that:

•	such successor entity either:

(A) expressly assumes all of the obligations of the Trust with respect to the Trust Securities, or

(B) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities so long as the successor securities rank the same as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Ford expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the Debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities including any successor securities in any material respect;

•	such successor entity has a purpose identical to that of the Trust;

•	before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Ford has received an opinion from independent counsel to the Trust experienced in such matters to the effect that:

(A) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the new entity),

(B) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	Ford or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the Trust Preferred Securities Guarantee.

Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights

Except as provided below and under “Description of the Trust Preferred Securities Guarantee — Modification of the Trust Preferred Securities Guarantees; Assignment” and as otherwise required by law and the Declaration of Trust, the holders of the Trust Preferred Securities have no voting rights.

The holders of a majority in aggregate liquidation amount of Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee and to direct the exercise of any trust or power conferred upon the property trustee under the Declaration of Trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the Debentures. So long as any Debentures are held by the property trustee, the trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to such Debentures;

•	waive any past default that is waivable under the Indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable; or

•	consent to any amendment, modification or termination of the indenture or the Debentures where such consent shall be required;

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities, except in the case of the last bullet point, which consent, if no Declaration of Trust event of default shall occur and be continuing, shall be of the holders of a majority in aggregate liquidation amount of Trust Preferred Securities and common securities, voting together as a single class.

However, where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the property trustee without the prior written consent of each holder of the Trust Preferred Securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The property trustee shall notify each holder of record of the Trust Preferred Securities of any notice of default with respect to the Debentures.

A waiver of an indenture event of default will constitute a waiver of the corresponding Declaration of Trust event of default.

Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Trust Preferred Securities in the manner set forth in the Declaration of Trust.

No vote or consent of the holders of Trust Preferred Securities is required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Declaration of Trust.

Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned at such time by Ford, the administrative trustees or any affiliate of Ford or any administrative trustee shall, for purposes of such vote or consent, be treated as if such Trust Preferred Securities were not outstanding.

The procedures by which holders of Trust Preferred Securities may exercise their voting rights are described below. See “— Form, Transfer, Exchange and Book-Entry Procedures.”

Holders of the Trust Preferred Securities have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Ford, as the direct or indirect holder of all the common securities.

Amendment of the Declaration of Trust

Ford and the trustees may amend the Declaration of Trust from time to time, without the consent of the holders of the Trust Preferred Securities:

•	to cure any ambiguity or correct or supplement any provisions in the Declaration of Trust that may be inconsistent with any other provision, in each case so long as such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

•	to modify, eliminate or add to any provision of the Declaration of Trust to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to maintain the qualification of the Declaration of Trust under the Trust Indenture Act.

Any amendments of the Declaration of Trust shall become effective when notice thereof is given to the holders of the Trust Securities.

In addition, Ford and the trustees may amend the Declaration of Trust upon:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding Trust Preferred Securities and common securities, acting as a single class unless such amendment would adversely affect only the Trust Preferred Securities or only the common securities in which case only the affected class would be entitled to vote; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the Trust’s status as a grantor trust for United States federal income tax purposes or the

Trust’s exemption from the status of an “investment company” under the Investment Company Act;

provided, however, that Ford and the trustees may not amend the Declaration of Trust without the consent of each holder of Trust Securities if such amendment will change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date, or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

If any proposed amendment of the Declaration of Trust provides for, or the trustees otherwise propose to effect, the dissolution, winding-up or termination of the Trust, other than pursuant to the terms of the Declaration of Trust, then the holders of the then outstanding Trust Preferred Securities, as a class, are entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation amount of the Trust Preferred Securities.

Payment and Paying Agency

The Trust will make all payments in respect of the Trust Preferred Securities to DTC or its nominee, as the registered owner of the global certificates representing the Trust Preferred Securities. It is expected that DTC will then make payments to its participants by crediting the relevant accounts at DTC on the applicable distribution dates.

If the Trust Preferred Securities are not held by DTC, the paying agent shall make all payments in respect of the Trust Preferred Securities by check mailed to the address of the holder entitled thereto as such address shall appear on the security register (as such term is defined in the Declaration of Trust). The paying agent is Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.) and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Ford. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and Ford. If Computershare Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and Ford) to act as paying agent.

Governing Law

The Declaration of Trust and the Trust Preferred Securities are governed by, and construed in accordance with, the laws of the State of Delaware.

Form, Transfer, Exchange and Book-Entry Procedures

The Trust Preferred Securities are represented by one or more certificates in registered, global form, referred to in this offering circular as the global certificate. The global certificate has been deposited with the property trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global certificate are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Except as set forth below, the global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificate may not be exchanged for Trust Preferred Securities in certificated form except in the limited circumstances described below under “— Exchanges of Book-Entry Certificates for Certificated Trust Preferred Securities.”

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Exchanges of Book-Entry Certificates for Certificated Trust Preferred Securities

A beneficial interest in a global certificate may not be exchanged for a certificated preferred security unless:

•	DTC notifies the Trust and Ford that it is unwilling or unable to continue as depository for the global certificate or has ceased to be a clearing agency registered under the Exchange Act and in either case the Trust and Ford fail to appoint a successor depository within 90 days;

•	Ford, at its option, notifies the property trustee in writing that it elects to cause the issuance of the Trust Preferred Securities in certificated form; or

•	there shall have occurred and be continuing a Declaration of Trust event of default and the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities determine that the global certificate will be exchangeable for certificated Trust Preferred Securities.

In all cases, certificated Trust Preferred Securities delivered in exchange for any global certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Book-Entry Procedures for Global Certificates

The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. Neither the Trust nor Ford takes responsibility for these operations and procedures, and they urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised the Trust and Ford as follows:  DTC is a limited-purpose Trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, Trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and Trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised the Trust and Ford that its current practice, upon the issuance of the global certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

As long as DTC, or its nominee, is the registered holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Trust Preferred Securities represented by such global certificate for all purposes under the Declaration of Trust and the Trust Preferred Securities. Except in the limited circumstances described above, owners of beneficial interests in a global certificate will not be entitled to have any portions of such global certificate registered in their names, will not receive or be entitled to receive physical delivery of Trust Preferred Securities in definitive form and will not be considered the owners or holders of the global certificate (or any Trust Preferred Securities represented thereby) under the Declaration of Trust or the Trust Preferred Securities.

Investors may hold their interests in the global certificate directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. Payments of distributions on the global certificates will be made to DTC or its nominee as the registered owner thereof. None of the Trust, Ford, the property trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trust and Ford expect that DTC or its nominee, upon receipt of any payment of distributions in respect of a global certificate representing any Trust Preferred Securities held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate for such Trust Preferred Securities as shown on the records of DTC or its nominee. The Trust and Ford also expect that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Interests in the global certificates will trade in DTC’s settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Trust and Ford that it will take any action permitted to be taken by a holder of certificates, including the presentation of Trust Preferred Securities for exchange as described below and the conversion of Trust Preferred Securities, only at the direction of one or more participants to whose account with DTC interests in the global certificates are credited and only in respect of such portion of the aggregate liquidation amount of the Trust Preferred Securities as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trust, Ford, the property trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global certificates.

Redemption notices shall be sent to DTC or its nominee as the registered holder of the Trust Preferred Securities. If less than all of the Trust Preferred Securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each participant to be redeemed.

Although voting with respect to the Trust Preferred Securities is limited to the holders of record of the Trust Preferred Securities, in those instances in which a vote is required, neither DTC nor its nominee will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those participants to whose accounts such Trust Preferred Securities are credited on the record date and identified in a listing attached to the omnibus proxy.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Trust Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Trust Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Ford, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository).

Transfer Agent, Registrar and Paying, Conversion and Exchange Agent

Computershare Shareholder Services, Inc. (f/k/a EquiServe Trust Company, N.A.) presently acts as transfer agent, registrar and paying, conversion and exchange agent for the Trust Preferred Securities.

Registration of transfers or exchanges of Trust Preferred Securities will be effected by or on behalf of the Trust without charge, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust is not required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a Declaration of Trust event of default, undertakes to perform only such duties as are specifically set forth in the Declaration of Trust. During the occurrence and continuance of a Declaration of Trust event of default, the property trustee undertakes to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

However, the property trustee is under no obligation to exercise any of the powers vested in it by the Declaration of Trust at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

If no Declaration of Trust event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration of Trust or is unsure of the application of any provision of the Declaration of Trust, and the matter is not one on which holders of Trust Preferred Securities are entitled under the Declaration of Trust to vote, then the property trustee shall take such action as is directed by Ford and, if not so directed, shall take such action as it deems necessary and will have no liability except for its own bad faith, negligence or willful misconduct.

Ford and certain of its subsidiaries may maintain deposit accounts and banking relationships and conduct other banking and corporate securities transactions with the property trustee in the ordinary course of their businesses.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of Ford for United States federal income tax purposes. In this connection, Ford and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust of the Trust or the Declaration of Trust, that Ford and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

Holders of the Trust Preferred Securities have no preemptive or similar rights.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Agreement by Purchasers of Certain Tax Treatment

Each purchaser of Trust Preferred Securities, by acceptance of a beneficial interest in the Trust Preferred Securities, agreed to treat the Debentures as indebtedness for all United States federal, state and local tax purposes.

DESCRIPTION OF THE DEBENTURES

The Debentures were issued under an Indenture, a copy of which is incorporated by reference as an exhibit to the registration statement under which the Debentures and Trust Preferred Securities were registered with the Commission. This description summarizes the material terms and provisions of the Debentures and the Indenture and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated by reference herein.

General

The Debentures are unsecured and rank junior and subordinate in right of payment to all existing and future senior debt of Ford. The Debentures are limited in aggregate principal amount to $5,154,639,176, such amount being the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and capital contributed by Ford to purchase the common securities. The Indenture does not limit the incurrence or issuance of other senior or subordinated debt of Ford, whether under the Indenture relating to the Debentures or any existing or other Indenture that Ford may enter into in the future or otherwise. See “— Subordination.” The property trustee will hold legal title to the Debentures for the benefit of the holders of the Trust Preferred Securities and common securities.

Interest

The Debentures bear interest at the annual rate of 6.50%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, to the person in whose name each debenture is registered at the close of business on the fifteenth day next preceding such interest payment date, subject to certain exceptions. As long as the Trust Preferred Securities remain in book-entry form, the record date for the Debentures shall be the corresponding record date for the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such month.

If any date on which interest is payable on the Debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof, to the extent permitted by law, at the annual rate of 6.50%, compounded quarterly. The term “interest” as used in this offering circular includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums paid by Ford as described under “Description of the Trust Preferred Securities — Expenses of the Trust.”

Option to Extend Interest Payment Period

So long as no indenture event of default has occurred and is continuing, Ford has the right to defer the payment of interest, including any additional interest, on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that Ford may not defer the payment of interest beyond the stated maturity of the Debentures. At the end of any such deferral period, Ford must pay all interest then accrued and unpaid, together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law. During a deferral period, interest will continue to accrue and holders of the Debentures, or holders of the Trust Preferred Securities while the Trust Preferred Securities are outstanding, will continue to be required to accrue interest income for United States federal income tax purposes.

During any such deferral period, Ford may not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common or Class B stock, preferred stock, or any other securities similar to the Trust Preferred Securities or debt securities ranking equal in right of payment with or junior to the Debentures and may not make any guarantee payments with respect thereto.

Notwithstanding the foregoing, Ford may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment by way of securities, including capital stock, that rank equally with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;

•	pay dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Ford, of any of its preferred stock in accordance with the terms of such stock;

•	make payments under the Trust Preferred Securities Guarantee;

•	purchase Ford Common Stock issued under any of Ford’s benefit plans for its directors, officers or employees;

•	make payments or distributions in connection with a reclassification of Ford’s capital stock or the exchange or conversion of one series or class of Ford’s capital stock for another series or class of Ford’s capital stock; and

•	purchase fractional interests in shares of Ford’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Any deferral period with respect to the payment of interest on the Debentures will also apply to distributions with respect to the Trust Preferred Securities and all other securities with similar terms. Before the termination of any such deferral period, Ford may further extend the interest payment period, provided that no deferral period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. On the interest payment date occurring at the end of each deferral period, Ford shall pay to the holders of the Debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the deferral period) all accrued and unpaid interest on the Debentures, together with interest thereon at the rate specified for the Debentures. Upon the termination of any deferral period and the payment of all amounts then due, Ford may commence a new deferral period, subject to the above requirements. Ford may also pay on any interest payment date during a deferral period all or any portion of the interest accrued during such deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the Debentures provided that no deferral period may extend beyond the maturity of the Debentures. No interest shall be due and payable during a deferral period, except at the end thereof, and the failure by Ford to make interest payments during a deferral period will not constitute a default or an event of default under the indenture of Ford’s currently outstanding indebtedness.

If the Trust shall be the sole holder of the Debentures, Ford shall give the property trustee and the indenture trustee, currently The Bank of New York, notice of its selection of such deferral period ten business days prior to the earlier of (i) the date the distributions on the Trust Preferred Securities are payable or (ii) the date the Trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Trust Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The Trust shall give notice of Ford’s selection of such deferral period to the holders of the Trust Preferred Securities.

If Debentures have been distributed to holders of Trust Preferred Securities, Ford shall give the holders of the Debentures and the indenture trustee notice of its selection of such deferral period ten business days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date Ford is required to give notice to the New York Stock Exchange (if the Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Debentures of the record or payment date of such related interest payment.

Conversion of the Debentures

The Debentures are convertible into shares of Ford Common Stock at the option of the holders of Debentures at any time before the close of business on January 15, 2032 (or, in the case of Debentures called for redemption, before the close of business on the business day before the redemption date) at the initial conversion price subject to the conversion price adjustments described under “Description of the Trust Preferred Securities — Conversion Rights.” The Trust has agreed not to convert the Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of the Trust Preferred Securities. Upon surrender of Trust Preferred Securities to the Conversion Agent for conversion, the Trust will distribute Debentures to the conversion agent on behalf of the holder of the Trust Preferred Securities so converted, whereupon the conversion agent will convert such Debentures to common stock on behalf of such holder. The delivery by Ford to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Ford Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to discharge Ford’s obligations under the Debentures, including the obligation of Ford to pay the principal amount of the Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for.

If a Debenture is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the person in whose name the debenture is registered at the close of business on such record date, and, other than a Debenture or a portion of a Debenture called for redemption on a redemption date occurring after such record date and before such interest payment date, when so surrendered for conversion, the Debenture must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

No fractional shares of Ford Common Stock will be issued as a result of conversion. Instead, Ford will pay holders cash in lieu thereof based on the market price of Ford Common Stock on the date such Debentures are surrendered for conversion.

Optional Redemption; Special Event Redemption

Except upon repayment at maturity or as a result of acceleration upon the occurrence of an indenture event of default or pursuant to a tax event or investment company event, Ford could not redeem the Debentures before January 15, 2007. On and after January 15, 2007, Ford has the right, at any time and from time to time, to redeem the Debentures, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

Year	Redemption Price

2007	103.26%
2008	102.60%
2009	101.96%
2010	101.30%
2011	100.66%
2012 and thereafter	100.00%

For so long as the Trust is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Trust to redeem Trust Securities in accordance with their terms. See “Description of the Trust Preferred Securities — Optional Redemption.” Ford may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. Ford may not, in any case, redeem the Debentures unless all accrued and unpaid interest thereon has been paid in full on all outstanding Debentures through the last interest payment date before and including the date of redemption.

Ford has the right to redeem the Debentures at any time upon the occurrence of a tax event or an investment company event at a redemption price equal to 100% of the principal amount of the Debentures so redeemed and any accrued and unpaid interest at such times and in such manner as described in “Description of the Trust Preferred Securities — Special Event Redemption.”

Redemption Procedures

Notices of any redemption of the Debentures and the procedures for such redemption shall be the same as those described for the redemption of the Trust Preferred Securities under “Description of the Trust Preferred Securities — Redemption Procedures.” Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless Ford defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on such Debentures or portions thereof called for redemption.

Subordination

The payment of principal of, premium, if any, and interest on the Debentures is, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all senior indebtedness of Ford.

The Indenture does not limit the aggregate amount of indebtedness, including senior indebtedness, that may be issued. There are no terms in the Trust Preferred Securities, the Debentures or the Trust Preferred Securities Guarantee that limit Ford’s ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Debentures and the Trust Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness.

Payment and Paying Agents

If the Debentures are represented by a global security, Ford shall make payments on the Debentures to DTC, as the depository for the Debentures. Otherwise, payment of principal of and premium, if any, and any interest on the Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the indenture trustee in the City of

New York or at the office of such paying agent or paying agents as Ford may designate, except that, at the option of Ford, payment of any interest may be made:

•	by check mailed to the address of the person entitled thereto as such address shall appear in the security register; or

•	by wire transfer to an account maintained by the person entitled thereto as specified in the security register, provided that proper transfer instructions have been received by the regular record date (as such term is defined in the indenture).

Payment of any interest on Debentures will be made to the person in whose name such Debentures are registered at the close of business on the regular record date for such interest. The regular record date for the interest payable on any interest payment date shall be the fifteenth day, whether or not a business day, next preceding such interest payment date, subject to certain exceptions. Ford may at any time designate additional paying agents or rescind the designation of any paying agent.

Any monies deposited with the indenture trustee or any paying agent, or then held by Ford in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Ford, be repaid to Ford and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to Ford for payment thereof.

Governing Law

The Indenture and the Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

If distributed to holders of the Trust Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, the Debentures will be issued in the same form as the Trust Preferred Securities that such Debentures replace. Any global certificate will be replaced by one or more global securities each of which is referred to herein as a global security, registered in the name of DTC or its nominee. Except under the limited circumstances described below, the Debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The global security may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository or its nominee. For a description of DTC and the specific terms of the depository arrangements, see “Description of the Trust Preferred Securities — Form, Transfer, Exchange and Book-Entry Procedures.”

Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each beneficial owner of Trust Preferred Securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

None of Ford, the indenture trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

A global security shall be exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies Ford that it is unwilling or unable to continue as a depository for such global debenture or has ceased to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and in either case Ford fails to appoint a successor depository within 90 days;

•	Ford in its sole discretion determines that such global security shall be so exchangeable; or

•	there shall have occurred and be continuing an indenture event of default and the holders of a majority in principal amount of the outstanding Debentures determine that the global security will be so exchangeable.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security. If Debentures are issued in definitive form, such Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in “— Payment and Paying Agents” above.

Information Concerning the Indenture Trustee

The indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

The Trust Preferred Securities Guarantee was executed and delivered by Ford concurrently with the issuance by the Trust of the Trust Preferred Securities for the benefit of the holders from time to time of such Trust Preferred Securities. The Bank of New York presently acts as guarantee trustee under the Trust Preferred Securities Guarantee. This description summarizes the material terms and provisions of the Trust Preferred Securities Guarantee and is subject to, and qualified in its entirety by reference to, all of the provisions of the Trust Preferred Securities Guarantee (a copy of which is filed as an exhibit to the registration statement under which the Debentures, the Trust Preferred Securities and the Trust Preferred Securities Guarantee were registered with the Commission). The guarantee trustee holds the Trust Preferred Securities Guarantee for the benefit of the holders of the Trust Preferred Securities.

General

To the extent set forth in the Trust Preferred Securities Guarantee, Ford irrevocably agreed to pay in full on a subordinated basis to the holders of the Trust Preferred Securities, except to the extent paid by the Trust, the payments listed below as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment:

•	any accrued and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds available for those payments;

•	the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds available for those payments; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debentures are distributed to holders of the Trust Preferred Securities), the lesser of:

(A) the liquidation distribution plus accrued and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds available for those payments, and

(B) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities.

Ford’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Ford to the holders of the Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

The Trust Preferred Securities Guarantee is an irrevocable guarantee on a subordinated basis of the Trust’s obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments. It is not in and of itself a guarantee that holders of Trust Preferred Securities will collect amounts owed to them under the Trust Preferred Securities. If Ford does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available to pay such distributions.

Ford has, through the Trust Preferred Securities Guarantee, the Declaration of Trust, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust’s obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities. See “Relationship Among the Trust Preferred Securities, the Debentures and the Trust Preferred Securities Guarantee.”

Because Ford, as the sponsor of the Trust, is the sole owner of the common securities, Ford will not guarantee payment with respect to such common securities.

Events of Default; Enforcement of Certain Rights by Holders of Trust Preferred Securities

An event of default under the Trust Preferred Securities Guarantee will occur upon the failure of Ford to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the Trust Preferred Securities Guarantee or (ii) on behalf of the holders of all Trust Preferred Securities, waive any past event of default and its consequences. Notwithstanding the foregoing, the right of any holder of Trust Preferred Securities to receive payment of the distribution in accordance with the Trust Preferred Securities Guarantee, or to institute suit for the enforcement of any such payment, shall not be impaired without the consent of each such holder.

If the guarantee trustee fails to enforce the Trust Preferred Securities Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against Ford to enforce its rights under the Trust Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against Ford to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced the Trust Preferred Securities Guarantee or instituted a legal proceeding against the Trust, the guarantee trustee or any other person or entity. Ford has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against Ford.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE DEBENTURES AND THE TRUST PREFERRED SECURITIES GUARANTEE

Full and Unconditional Guarantee

Taken together, Ford’s obligations under the Debentures, the Indenture, the Declaration of Trust and the Trust Preferred Securities Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the Trust Preferred Securities. If and to the extent that Ford does not make payments on the Debentures, the Trust will not pay distributions or other amounts due on the Trust Preferred Securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay such distributions. In such an event, a holder of Trust Preferred Securities may institute a direct action directly against Ford to enforce payment of such distributions to such holder after the respective due dates.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because:

•	the aggregate principal amount of the Debentures is equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and common securities;

•	the interest rate and interest and other payment dates on the Debentures match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

•	Ford shall pay for all and any costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of the Trust Preferred Securities under such Trust Preferred Securities; and

•	the Declaration of Trust provides that the Trust will not engage in any activity that is not consistent with the limited purpose of the Trust.

Notwithstanding anything to the contrary in the indenture, Ford has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Ford has theretofore made, or is concurrently on the date of such payment making, a payment under the Trust Preferred Securities Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any Trust Preferred Security may institute a legal proceeding directly against Ford to enforce its rights under the Trust Preferred Securities Guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

A holder may institute a direct action against Ford to enforce its rights under the Declaration of Trust only if a Declaration of Trust event of default has occurred and is continuing and is attributable to the failure of Ford to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable.

A default or event of default under any senior debt of Ford will not constitute an indenture event of default. However, in the event of payment defaults under, or acceleration of, senior debt of Ford, the subordination provisions of the Indenture provide that no payments may be made in respect of the Debentures until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute an indenture event of default, but under the subordination provisions, no payment on the Debentures could be made by Ford unless holders of Ford’s senior debt are paid in full.

Limited Purpose of Trust

The Trust Preferred Securities evidence a beneficial interest in the Trust, and the Trust was created for the sole purpose of issuing the Trust Preferred Securities and common securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Trust Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from Ford the principal amount of and interest accrued on the Debentures, while a holder of Trust Preferred Securities is entitled to receive distributions from the Trust, including any amounts to be received upon redemption of the Trust Preferred Securities, or from Ford under the applicable guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Debentures, the holders of the Trust Preferred Securities are entitled to receive, out of assets held by the Trust after satisfaction of liabilities to creditors of the Trust are provided by applicable law, the liquidation distribution in cash. See “Description of the Trust Preferred Securities — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Ford, the property trustee, as holder of the Debentures, would be a subordinated creditor of Ford, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal and interest before any common, Class B or preferred stockholders of Ford receive payments or distributions. Since Ford is the guarantor under the Trust Preferred Securities Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust Preferred Securities, the positions of a holder of such Trust Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of Ford in the event of liquidation or bankruptcy of Ford would be substantially the same.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THE DISCUSSION SET FORTH IN THIS OFFERING CIRCULAR RELATING TO U.S. FEDERAL INCOME AND ESTATE TAX WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER WITH RESPECT TO U.S. FEDERAL INCOME AND ESTATE TAXES. THE DISCUSSION SET FORTH IN THIS OFFERING CIRCULAR RELATING TO U.S. FEDERAL INCOME AND ESTATE TAX WAS WRITTEN TO SUPPORT THE PROMOTION AND MARKETING OF THE TRANSACTION ADDRESSED IN THIS OFFERING CIRCULAR. A TAXPAYER RECEIVING THIS OFFERING CIRCULAR SHOULD SEEK U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes material U.S. federal income tax consequences to holders of Trust Preferred Securities that participate in the conversion offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change or different interpretations at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. Ford has not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) with respect to the U.S. federal tax consequences discussed below. Although the discussion below represents Ford’s best judgment as to the matters discussed herein, it does not in any way bind the IRS or the courts or in any way constitute an assurance that the U.S. federal tax consequences discussed herein will be accepted by the IRS or the courts. This summary does not purport to deal with all aspects of U.S. federal taxation that may be relevant to a holder’s decision to participate in the conversion offer, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The tax treatment to a holder who participates in the conversion offer may vary depending upon such holder’s particular situation or status. This discussion is limited to holders of Trust Preferred Securities who hold their Trust Preferred Securities as capital assets and it does not address aspects of U.S. federal taxation that may be relevant to persons who are subject to special treatment under U.S. federal tax laws, such as dealers in securities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt organizations, persons that hold the Trust Preferred Securities through an entity treated as a partnership for U.S. federal tax purposes or as part of a hedge, straddle or other risk reduction transaction, a trader in securities who has elected the mark-to-market method of accounting for its Trust Preferred Securities, a controlled foreign corporation and owners thereof, a passive foreign investment company and owners thereof, a U.S. expatriate, or holders subject to the alternative minimum tax, which may be subject to special rules.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Trust Preferred Securities or Ford Common Stock that is for U.S. federal tax purposes:

•	a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or who meets the substantial presence test under Section 7701(b) of the Code;

•	a corporation (or entity taxable as a corporation for U.S. federal income tax purposes) that was created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A non-U.S. holder is any holder (other than an entity treated as a partnership for U.S. federal tax purposes) that is not a U.S. holder.

HOLDERS OF TRUST PREFERRED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THIS CONVERSION OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAW AND OF CHANGES IN APPLICABLE TAX LAWS.

Material U.S. Federal Income Tax Consequences to U.S. Holders Participating in the Conversion Offer

Participation in the Conversion Offer.  Under current law and assuming full compliance with the terms of the Declaration of Trust, the Trust should be classified as a grantor trust for U.S. federal tax purposes and not as an association taxable as a corporation. As a result, for U.S. federal tax purposes, you generally will be treated as the beneficial owner of a pro rata portion of the debentures held by the Trust. Thus, the exchange of Trust Preferred Securities for Ford Common Stock pursuant to the conversion offer should constitute a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, except as described below with respect to accrued but unpaid interest on the Debentures and cash in lieu of fractional shares, no gain or loss should be recognized by a U.S. holder who participates in the conversion offer. Your initial tax basis in Ford Common Stock received in the conversion offer (other than Ford Common Stock attributable to accrued but unpaid interest on the Debentures) should equal your basis in the Trust Preferred Securities surrendered in the conversion offer less the portion of such basis (if any) allocable to cash that was received pursuant to the conversion offer in lieu of a fractional share of Ford Common Stock (as described below), and your holding period for such Ford Common Stock should include the period during which you held your Trust Preferred Securities.

The fair market value of any Ford Common Stock received by you attributable to accrued but unpaid interest on the Debentures should be taxable as ordinary interest income. Your initial tax basis in any Ford Common Stock treated as interest should be equal to its fair market value immediately after the conversion offer, and your holding period with respect to such Ford Common Stock should begin on the day following the date of the completion of the conversion offer.

A U.S. holder of Trust Preferred Securities who receives cash in lieu of a fractional share of Ford Common Stock generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share.

Distributions on Ford Common Stock Received in the Conversion Offer.  The gross amount of any distribution received by a U.S. holder with respect to Ford Common Stock received as part of the conversion offer generally should be included in a U.S. holder’s ordinary income as dividends to the extent that such distribution is made from Ford’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The current maximum federal income tax rate applicable to dividends paid by U.S. corporations to most non-corporate taxpayers is 15% (currently applicable for taxable periods through December 31, 2010), provided certain holding period requirements are met. Corporate U.S. holders generally should be eligible for the dividends received deduction with respect to amounts treated as a dividend, provided certain holding period requirements are met. The dividends received deduction is subject to certain limitations, however, and the benefit of such deduction may be reduced by the corporate alternative minimum tax. Accordingly, corporate U.S. holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction. Any distributions in excess of Ford’s current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in its Ford Common Stock and thereafter as capital gain.

Sale, Exchange and Redemption of Ford Common Stock.  Generally, upon the sale or exchange of Ford Common Stock, a U.S. holder should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in such Ford Common Stock. For non-corporate U.S. holders, the maximum U.S. federal income tax rate applicable to such gain should be 15% if such U.S. holder’s holding period for such Ford Common Stock exceeds one year and therefore qualifies as long-term capital gain. The deductibility of capital losses is subject to limitations. If, however, the Trust Preferred Securities exchanged by the U.S. holder for Ford Common Stock pursuant to the conversion offer were purchased by such holder at market discount (generally, when acquired other than upon original issuance and the stated redemption price of the securities exceeds the holder’s basis in the securities immediately after their acquisition), a portion of such U.S. holder’s gain upon the sale or exchange of the Ford Common Stock received pursuant to the conversion offer, equal to the amount of such market discount less any accrued market discount previously reported as ordinary income, should be treated as ordinary income.

Upon redemption of Ford Common Stock by us for cash or property other than Ford Common Stock, the redemption should be treated as a sale or exchange under Section 302 of the Code and the tendering U.S. holder should recognize capital gain or loss to the extent the redemption proceeds are greater or less than the holder’s adjusted tax basis in its Ford Common Stock if the redemption proceeds received in exchange for the Ford Common Stock: (i) are not essentially equivalent to a dividend distribution; (ii) are substantially disproportionate with respect to the tendering holder; (iii) completely terminate the holder’s equity interest in Ford; or (iv) are distributed to a holder as part of a partial liquidation of Ford (as defined in Section 302 of the Code). In determining whether a redemption qualifies for sale or exchange treatment under Section 302 of the Code, a holder must take into account shares of Ford Common Stock that are actually owned by the holder and, in certain situations, shares that such holder is deemed to own through a related person or entity.

If the redemption of Ford Common Stock does not qualify for sale or exchange treatment under Section 302 of the Code, the redemption proceeds should be treated as a distribution with respect to the U.S. holder’s Ford Common Stock. Any such distribution generally should be taxed as described above under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders Participating in the Conversion Offer — Distributions on Ford Common Stock Received in the Conversion Offer.”

Backup Withholding Tax and Information Reporting.  Under the Code, holders of Trust Preferred Securities and Ford Common Stock may be subject, under certain circumstances, to information reporting and backup withholding at a rate of 28% with respect to the conversion of Trust Preferred Securities in the conversion offer, the receipt of dividends on Ford Common Stock or interest on the Debentures, and gross proceeds from the disposition of Ford Common Stock. Backup withholding should apply only if the holder (i) fails to furnish its social security or other taxpayer identification number, or TIN, within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends; or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowed as a credit against such holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS. Certain persons are exempt from backup withholding, including corporations. Holders participating in the conversion offer should consult with their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders Participating in the Conversion Offer

The following discussion applies to you if you are a non-U.S. holder of Trust Preferred Securities that participates in the conversion offer. Special rules may apply to you and the tax consequences of participating in the conversion offer may be materially different than those described below if you are a “controlled foreign corporation,” “passive foreign investment company,” or “foreign personal holding company,” or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular U.S. federal income tax consequences applicable to you of participating in the conversion offer.

Participation in the Conversion Offer.  Except as described below with respect to accrued but unpaid interest, a non-U.S. holder generally should not be subject to U.S. federal income tax on the conversion of Trust Preferred Securities into Ford Common Stock pursuant to the conversion offer. The fair market value of any Ford Common Stock received by you attributable to accrued but unpaid interest on the Debentures should be taxable as interest income.

A non-U.S. holder who receives cash in lieu of a fractional share of Ford Common Stock generally should not be subject to U.S. federal income tax on gain or loss resulting from the conversion unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the conversion offer is completed (but is not treated as a U.S. resident, and therefore a U.S. holder, under U.S. tax residency rules), and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a fixed base or a permanent establishment in the United States of the non-U.S. holder under an applicable income tax treaty).

If the first exception described above applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which his or her U.S.-source capital gains exceed his or her U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to the branch profits tax. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

The amount of any such gain recognized on receipt of cash in lieu of a fractional share of Ford Common Stock should be determined as described above under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders Participating in the Conversion Offer — Participation in the Conversion Offer.”

In general, the fair market value of any Ford Common Stock received by a non-U.S. holder attributable to accrued but unpaid interest on the Debentures should not be subject to U.S. federal income withholding tax, provided that (a) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford entitled to vote, (b) the non-U.S. holder is not a controlled foreign corporation that is related to Ford through stock ownership, (c) the non-U.S. holder is not a bank receiving interest in the ordinary course of business, and (d) either (A) the non-U.S. holder certifies to Ford or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the Trust Preferred Securities in such capacity, certifies to Ford or its agent, under penalties of perjury, that such statement has been received from the non-U.S. holder by it or by a Financial Institution between it and the non-U.S. holder and furnishes Ford or its agent with a copy thereof.

Distributions on Ford Common Stock Received in the Conversion Offer.  A non-U.S. holder should be subject to U.S. federal tax withholding at a rate of 30% with respect to any dividends paid on Ford Common Stock unless either: (i) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by timely providing us with a properly completed and duly executed Internal Revenue Service Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty; or (ii) the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder timely provides us with an appropriate statement to that effect on a properly completed and duly executed Internal Revenue Service Form W-8ECI (or suitable successor form). If the second exception applies, the non-U.S. holder should be required to pay U.S. federal income tax on the dividends on a net income basis at applicable graduated individual or corporate U.S. income tax rates, subject to any different treatment prescribed by an applicable tax treaty. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal tax purposes may be subject to the branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

Sale, Exchange or Redemption of Ford Common Stock.  Except as described below and subject to the discussion concerning backup withholding, any gain recognized by a non-U.S. holder on the sale, exchange or redemption of Ford Common Stock generally should not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the exchange is completed (but is not treated as a U.S. resident, and therefore a U.S. holder, under U.S. tax residency rules), and certain other conditions are met;

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a fixed base or permanent establishment in the United States of the non-U.S. holder under an applicable income tax treaty); or

•	we are or have been a USRPHC, for U.S. federal income tax purposes. We believe that we currently are a USRPHC. However, gain on the sale or other disposition of Ford Common Stock by a non-U.S. holder generally should not be subject to U.S. federal income tax solely as the result of Ford’s characterization as a USRPHC provided such non-U.S. holder does not actually or constructively own more than 5% of the Ford Common Stock at any time during the five-year period preceding the disposition.

As described above under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders Participating in the Conversion Offer — Ownership of Ford Common Stock Received in the Conversion Offer,” if a redemption of Ford Common Stock does not qualify as a sale or exchange under Section 302 of the Code, the proceeds should be treated as a dividend distribution with respect to the Ford Common Stock to the extent of Ford’s current or accumulated earnings and profits. Such amounts should be taxed as described above under the heading “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders Participating in the Conversion Offer — Distributions on Ford Common Stock Received in the Conversion Offer.”

Federal Estate Tax.  If you are an individual, Ford Common Stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax.  Ford must report annually to the IRS and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

You generally will be subject to backup withholding tax with respect to dividends paid on Ford Common Stock or Trust Preferred Securities unless you certify your non-U.S. status. The payment of proceeds of a sale of Ford Common Stock effected by or through a U.S. office of a broker also is subject to both backup withholding and information reporting unless you certify your non-U.S. status or you otherwise establish an exemption. You generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of Ford Common Stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE CONVERSION OFFER AND HOLDING AND DISPOSING OF FORD COMMON STOCK, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

INTERESTS OF DIRECTORS AND OFFICERS

William Clay Ford, Jr., Chairman of the Board of Directors and Executive Chairman of Ford, owns 60,000 Trust Preferred Securities and a charitable foundation, the Alex and Marie Manoogian Foundation, of which Richard A. Manoogian, a director of Ford, is a trustee, owns 20,000 Trust Preferred Securities. Ford has been informed that Mr. Ford intends to tender the 60,000 Trust Preferred Securities he owns for conversion pursuant to the conversion offer. Ford has been informed that the Alex and Marie Manoogian Foundation does not intend to tender the 20,000 Trust Preferred Securities it owns pursuant to the conversion offer. Neither Ford nor any of its subsidiaries, including the Trust, nor, to Ford’s knowledge based on reasonable inquiry, any of its directors or executive officers, nor any affiliates of any of the foregoing, have engaged in any transaction in Trust Preferred Securities during the 60 business days prior to the date of this offering circular.

William Clay Ford, Jr., Chairman of the Board of Directors and Executive Chairman of Ford, and Edsel B. Ford, a director of Ford, are among the trustees of a Voting Trust related to the Class B Stock of Ford. They also own shares of Class B Stock held in the Voting Trust. The Voting Trust requires the trustees to vote the shares in the Voting Trust as directed by a plurality of the shares in the Voting Trust.

INFORMATION AGENT

Georgeson Inc. has been appointed as the Information Agent for the conversion offer. Ford has agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this offering circular or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Information Agent toll-free at (888) 605-7541.

CONVERSION AGENT

Computershare Shareholder Services, Inc. has been appointed as the Conversion Agent for the conversion offer. Ford has agreed to pay the Conversion Agent reasonable and customary fees for its services. All completed letters of transmittal and agent’s messages should be directed to the Conversion Agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the conversion offer and requests for assistance in tendering your Trust Preferred Securities also should be directed to the Conversion Agent at one of the following telephone numbers or addresses:

By Registered Mail: Computershare Shareholder Services, Inc. P.O. Box 43011 Providence, RI 02940-3011	By Facsimile (for Eligible Institutions Only): (617) 360-6810 To confirm by telephone or for Information Call: (781) 575-2332	By Overnight Courier or Mail: Computershare Shareholder Services, Inc. C/O Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

FEES AND EXPENSES

Ford will bear the fees and expenses relating to the conversion offer. Ford is making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person. No persons have been directly or indirectly employed, retained or otherwise compensated to make solicitations or recommendations in connection with the conversion offer, other than certain employees of Ford, including employees of Ford’s Investor Relations and Public Affairs Departments and its Treasurer’s Office, none of whom will receive any special or additional compensation in connection with the conversion offer beyond their normal compensation. Ford will pay the Information Agent and the Conversion Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. Ford will indemnify the Information Agent and the Conversion Agent against certain liabilities and expenses in connection with the conversion offer, including liabilities under the federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

Ford files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Ford. The SEC’s Internet address is http://www.sec.gov. In addition, Ford Common Stock and the Trust Preferred Securities are listed on the New York Stock Exchange, and its reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Ford’s Internet address is http://www.ford.com. The information on our Internet site is not a part of this offering circular.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the documents that Ford has filed with the SEC. This means that Ford can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this offering circular, except to the extent updated and superseded by information contained in this offering circular.

We incorporate by reference the following documents that Ford has filed with the SEC on or prior to the date of this offering circular under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Ford’s SEC Filings (File No. 1-3950)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2007
Current Reports on Form 8-K	February 28, 2007, March 1, 2007, March 12, 2007, April 3, 2007, April 4, 2007, April 26, 2007, May 1, 2007, June 1, 2007, June 14, 2007, and July 2, 2007.

Statements contained in this offering circular as to the contents of any contract or other document referred to in this offering circular do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those provisions are qualified in all respects by reference to all of the provisions of that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this offering circular will be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this offering circular modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

Ford will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offering circular and a copy of any or all other contracts or documents which are referred to in this offering circular. Requests should be directed to: Ford Motor Company, Attention: Investor Relations Department, One American Road, Dearborn, MI 48126, telephone number 800-555-5259 or 313-845-8540.

You should rely only on the information contained in or incorporated by reference into this offering circular. Ford has not authorized any other person to provide you with different information. Ford is not making an offer to sell securities in any jurisdiction where the offer or sale is not prohibited. You should assume that the information appearing in this offering circular is accurate as of the date hereof only.

MISCELLANEOUS

Ford is not aware of any jurisdiction in the United States in which the making of the conversion offer is not in compliance with applicable law. If Ford becomes aware of any such jurisdiction in the United States in which the making of the conversion offer would not be in compliance with applicable law, Ford will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, Ford cannot comply with any such law, the conversion offer will not be made to (nor will surrenders of Trust Preferred Securities for conversion in connection with the conversion offer be accepted from or on behalf of) the owners of Trust Preferred Securities residing in such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, Ford and the Trust have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer to convert. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this offering circular and, if given or made, such information or representation may not be relied upon as having been authorized by us.

FORD MOTOR COMPANY
FORD MOTOR COMPANY CAPITAL TRUST II

Completed Letters of Transmittal and any other documents required in connection with surrenders of Trust Preferred Securities for conversion should be directed to the Conversion Agent as set forth below:

The Conversion Agent for the conversion offer is:

Computershare Shareholder Services, Inc.

By Registered Mail: Computershare Shareholder Services, Inc. P.O. Box 43011 Providence, RI 02940-3011	By Facsimile (for Eligible Institutions Only): (617) 360-6810 To confirm by telephone or for Information Call: (781) 575-2332	By Overnight Courier or Mail: Computershare Shareholder Services, Inc. C/O Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Any requests for assistance in connection with the conversion offer or for additional copies of this offering circular or related materials may be directed to the Information Agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the conversion offer is:

Georgeson Inc.
17 State Street — 10th Floor
New York, New York 10004

For Information:

Banks and Brokers call: (212) 440-9800
All others call toll free (888) 605-7541